   As filed with the Securities and Exchange Commission on December 22, 2000
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

            GLACIER BANCORP, INC.                         GLACIER CAPITAL TRUST I
(Exact names of registrant and co-registrant    (Exact names of registrant and co-registrant
    as specified in their charters)                   as specified in their charters)

                DELAWARE                                          6035                                     81-0519541
(State or jurisdiction of incorporation or     (Primary Standard Industrial Classification    (I.R.S. Employer Identification No.)
              organization)                                   Code Number)

               DELAWARE
(State or jurisdiction of incorporation or     (Primary Standard Industrial Classification                 APPLIED FOR
             organization)                                    Code Number)                    (I.R.S. Employer Identification No.)

            49 COMMONS LOOP, KALISPELL, MONTANA 59901 (406) 756-4234
   (Address, including zip code, and telephone number, including area code, of registrant's and co-registrant's principal executive offices)

                               MICHAEL J. BLODNICK
                      President and Chief Executive Officer
                    49 Commons Loop, Kalispell, Montana 59901
                                 (406) 756-4234
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                          Copies of Communications to:

      CARMEN L. SMITH, ESQ.                        LAWRENCE T. MARTINEZ, ESQ.
       Graham & Dunn PC                              Dorsey & Whitney LLP
 1420 Fifth Avenue, 33rd Floor                       507 Davidson Building
   Seattle, Washington 98101                      Great Falls, Montana 59401

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered pursuant to dividend or reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                  Proposed Maximum      Proposed Maximum
Title of Each Class of Amount of              Amount to          Offering Price per     Aggregate Offering         Amount of
 Securities to be Registered                be Registered        Preferred Security           Price             Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Glacier Capital Trust I                      1,400,000
% Preferred Securities                   preferred securities          $25.00               $35,000,000             $9,240
% Junior Subordinated Debentures of         $35,000,000
Glacier Bancorp, Inc. (1)
Guarantee of Preferred Securities (2)
================================================================================================================================

(1) The subordinated debentures will be purchased by Glacier Capital Trust I with the proceeds from the sale of preferred securities. Such subordinated debentures may later be distributed for no additional consideration to the holders of the preferred securities of Glacier Capital Trust I upon its dissolution.

(2) This Registration Statement is deemed to cover the subordinated debentures of Glacier Bancorp, Inc., the rights of holders of the subordinated debentures of Glacier Bancorp, Inc., under the Indenture, and the rights of holders of the preferred securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Glacier Bancorp, Inc. No separate consideration will be received for the Guarantee.

                                   ----------

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
 A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
    SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON
  SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
                          SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to completion, dated December 22, 2000



                         1,400,000 PREFERRED SECURITIES

                             GLACIER CAPITAL TRUST I

                     % CUMULATIVE TRUST PREFERRED SECURITIES
                 (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)

              FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY

                              GLACIER BANCORP, INC.

                                     [LOGO]

                                -----------------

        The preferred securities represent undivided beneficial interests in the assets of Glacier Capital Trust I. The trust will invest the proceeds of this offering of preferred securities in the ___% junior subordinated debentures of Glacier Bancorp, Inc.

        For each of the preferred securities that you own, you will receive cumulative cash distributions at an annual rate of % on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2001, from payments on the subordinated debentures. We may defer payments of distributions at any time for up to 20 consecutive quarters. The preferred securities are effectively subordinated to all our senior and subordinated indebtedness and that of our subsidiaries. The subordinated debentures mature, and the preferred securities must be redeemed, by February 1, 2031. The trust may redeem the preferred securities, at a redemption price of $25 per preferred security, plus accrued and unpaid distributions, at any time on or after February 1, 2006, or earlier under certain circumstances.

        Application will be made to have the preferred securities quoted on the Nasdaq National Market under the symbol "GBCIP."

        These securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Corporation or any other governmental agency.



              INVESTING IN THE PREFERRED SECURITIES INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 9.


                                                 Per Preferred Security        Total
                                                 ----------------------        -----
Public offering price.......................             $25.00             $35,000,000
Proceeds to the trust.......................             $25.00             $35,000,000

        This is a firm commitment underwriting. We will pay underwriting commissions of $______ per preferred security, or a total of $________, for arranging the investment in our subordinated debentures.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                -----------------

                               D.A. DAVIDSON & CO.

              The date of this prospectus is ______________, 2001.

[On top left /center] - Map of Montana, Idaho and Utah with cities identified by stars and name in which Glacier's bank branches are located.

[On top right] - Glacier logo in blue and green.

                             GLACIER BANCORP, INC.

Upon consummation of the pending acquisition of WesterFed Financial Corporation and certain branches of Wells Fargo & Company, Glacier Bancorp will initially serve 29 communities through 63 banking offices. The communities to be served and the number of banking offices are listed below.

          WESTERFED                                                                                 WELLS FARGO
  FINANCIAL CORPORATION(1)                     GLACIER BANCORP, INC.                                BRANCHES(1)
------------------------------    ---------------------------------------------------         ----------------------
                                  GLACIER BANK:                  FIRST SECURITY BANK:          MOUNTAIN WEST BANK:
WESTERN SECURITY BANK:            Kalispell      (3)             Missoula     (4)              Boise          (3)
Billings      (6)                 Billings       (2)                                           Hailey
Missoula      (5)                 Butte          (2)             MOUNTAIN WEST BANK:           Park City
Helena        (4)                 Helena                         Boise                         Brigham City
Great Falls   (3)                 Bigfork                        Coeur d' Alene                Ketchum
Kalispell                         Libby                          Hayden
Bozeman                           Polson                         Post Falls
Butte                             Columbia Falls
Anaconda                          Out Bank                       BIG SKY WESTERN BANK:
Conrad                                                           Bozeman      (2)
Hamilton                          GLACIER BANK OF WHITEFISH:     Big Sky
Havre                             Whitefish
Laurel                                                           VALLEY BANK OF HELENA:
Lewiston                          GLACIER BANK OF EUREKA:        Helena       (3)
                                  Eureka

(1) Assuming consummation of the acquisitions described in the prospectus.

                                     SUMMARY

        This section briefly summarizes some of the information in, or incorporated by reference into, this prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference into this prospectus.

                              GLACIER BANCORP, INC.

        Glacier Bancorp, Inc. is a regional multi-bank holding company that currently provides commercial banking services in 19 communities through 29 banking offices in Montana and Idaho. We offer a wide range of banking products and services, including transaction and savings deposits, commercial, consumer, and real estate loans, mortgage origination services, and retail brokerage services. At September 30, 2000, we had total assets of $1.0 billion and stockholders' equity of $92 million, making us the largest publicly-traded banking organization headquartered in the region we serve.

        We are headquartered in Kalispell, Montana and conduct our operations principally through seven banking subsidiaries. These subsidiaries include Glacier Bank (Kalispell), Glacier Bank of Whitefish, Glacier Bank of Eureka, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank, and Mountain West Bank of Coeur d'Alene, Idaho. Our banks serve individuals, small to medium-sized businesses, community organizations, and public entities. We pursue a community banking philosophy, emphasizing personalized service combined with the full resources of a larger banking organization.

        In recent years, we have experienced significant growth. For instance, our total assets increased from $676 million at December 31, 1996 to $974 million at December 31, 1999, and our net income increased from $8.7 million in 1996 to $12.4 million in 1999. We have achieved these results by acquiring community banks in our market area and by generating internal growth at our banks. Since 1996 we have acquired First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank, and Mountain West Bank of Coeur d'Alene, Idaho. In September 2000, we entered into agreements to acquire WesterFed Financial Corporation and seven branch banking offices of Wells Fargo & Company located in Idaho and Utah. Upon completion of these transactions, our total assets will increase to more than $2 billion, and we will significantly expand our market presence in Montana and Idaho and commence operations in Utah. These pending acquisitions are described in greater detail under the heading "Pending Transactions."

        Our strategy is to continue to seek opportunities to expand our customer base and our banking operations in Montana, Idaho and Utah and into eastern Washington. We will pursue this strategy by emphasizing the following initiatives:

        - Maintaining our community banking approach by preserving the independent identity of our banking subsidiaries and allowing most lending decisions to be made at the local level;

        - Offering a full array of professional banking products and services, with a particular emphasis on consumer and commercial lending;

        -       Delivering high levels of personalized customer service;

        - Attracting and retaining skilled banking officers who are well known and highly respected in their communities; and

        - Pursuing selective acquisitions of community banks in our target market area.

        Following the completion of our pending transactions, we will focus on integrating the acquired banking operations into those of our existing banking subsidiaries. We will also seek to expand our community banking approach, particularly our commercial lending services, into the acquired banking offices.

        Our common stock is quoted on the Nasdaq National Market under the symbol GBCI. Our executive offices are located at 49 Commons Loop, Kalispell, Montana 59901, and our telephone number is (406) 756-4234.

                              PENDING TRANSACTIONS

WESTERFED MERGER

        On September 20, 2000, we entered into a merger agreement to acquire WesterFed Financial Corporation of Missoula, Montana. WesterFed is the holding company for Montana's largest savings bank, Western Security Bank, which operates 27 offices in 13 Montana communities. Western Security Bank offers a variety of banking products and services, with a particular emphasis on deposit services, real estate lending, and consumer lending. At September 30, 2000, WesterFed had total assets of $933 million and stockholders' equity of $92 million.

        Upon consummation of the merger with WesterFed, we will be the largest banking organization domiciled in the state of Montana, with 56 banking offices and over $1.3 billion in deposits within the state. The merger will strengthen our position in key markets throughout Montana, while providing us significant opportunities for operating efficiencies and revenue enhancements. Moreover, we believe WesterFed's staff will add further talent and depth to our organization. Western Security Bank will initially operate as one of our separate subsidiaries.

        The merger is expected to close in March of 2001. Under the terms of the merger agreement, we will pay WesterFed shareholders total consideration of approximately $93 million, assuming a Glacier stock price of $12.25 per share. We anticipate that the consideration will include the payment of approximately $38 million in cash and the exchange of approximately 4.8 million shares of our common stock, subject to certain adjustments provided for by formula in the merger agreement. Consummation of the merger is subject to a number of conditions, including the approval of banking regulators, WesterFed shareholders, and our shareholders.

WELLS FARGO BRANCH ACQUISITION

        On September 14, 2000, we entered into agreements to acquire from Wells Fargo & Company seven bank branches located in Idaho and Utah. Wells Fargo recently purchased First Security Corporation, and the branches that we have agreed to acquire are First Security and Wells Fargo branches that federal regulators have required to be divested in connection with that acquisition. In total, as of August 31, 2000, the branches had approximately $187 million in deposits and $52 million in loans, including:

        - three branches in and around Boise, Idaho with total deposits of approximately $100 million and total loans of approximately $19 million;

        - two branches in Ketchum and Hailey, Idaho, with total deposits of approximately $38 million and total loans of approximately $13 million; and

        - two branches in Brigham City and Park City, Utah, with total deposits of approximately $49 million and total loans of approximately $20 million.

        Upon completing the branch acquisitions, we will substantially expand our presence in Idaho by adding approximately $138 million in deposits, establishing a network of strategically-located banking offices in the Boise area, and entering the markets of Ketchum and Hailey. We will also extend our banking operations into two growing markets in northern Utah. Following the acquisition, the acquired branches will operate as branches of Mountain West Bank, our Idaho banking subsidiary.

        We recently received approval from the FDIC and the Utah and Idaho state banking regulators to acquire the branches, and we expect to close the transaction in March of 2001. The purchase price will depend on the total deposits, cash-equivalent assets and loans at the branches immediately prior to closing. We anticipate that the total purchase price will be approximately $21 million.

        The closing of the offering of the preferred securities is not contingent on the closing of either the WesterFed merger or the Wells Fargo branch acquisitions.

                             GLACIER CAPITAL TRUST I

        The trust is a business trust recently organized under Delaware law by us and the trustees of the trust. We formed the trust as a financing subsidiary. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust. The trust exists exclusively for the following purposes:

        -       issuing the preferred securities to the public for cash;

        -       issuing the common securities to us;

        - investing the proceeds from the sale of the preferred and common securities in an equivalent amount of _____ % junior subordinated debentures due February 1, 2031 issued by us; and

        - engaging in activities that are incidental to those listed above.

        The trust's address is 49 Commons Loop, Kalispell, Montana 59901, and its telephone number is (406) 756-4234.

                                  THE OFFERING

The issuer................................  Glacier Capital Trust I

Securities being offered..................  1,400,000 preferred securities, which represent preferred undivided
                                            beneficial interests in the assets
                                            of the trust. Those assets will
                                            consist solely of the subordinated
                                            debentures and payments received on
                                            the subordinated debentures.

                                            The trust will sell the preferred
                                            securities to the public for cash.
                                            The trust will use that cash to buy
                                            the subordinated debentures from us.

Offering price............................  $25 per preferred security.

When we will pay
distributions to you .....................  Your purchase of the preferred securities entitles you to receive
                                            cumulative cash distributions at a
                                            ____% annual rate. Distributions
                                            will accumulate from the date the
                                            trust issues the preferred
                                            securities and will be paid
                                            quarterly on March 31, June 30,
                                            September 30 and December 31 of each
                                            year, beginning March 31, 2001. The
                                            record date for distributions on the
                                            preferred securities will be the
                                            business day prior to the
                                            distribution date. We may defer the
                                            payment of cash distributions, as
                                            described below.

When we must redeem the preferred
securities................................  The subordinated debentures will mature and the preferred securities
                                            must be redeemed by February 1,
                                            2031. We have the option, however,
                                            to shorten the maturity date to a
                                            date not earlier than February 1,
                                            2006. We will not shorten the
                                            maturity date unless we have
                                            received the prior approval of the
                                            Board of Governors of the Federal
                                            Reserve System, if required.

Redemption of the preferred securities
before February 1, 2031 is possible ......  The trust must redeem the preferred securities when the subordinated
                                            debentures are paid at maturity or
                                            upon any earlier redemption of the
                                            subordinated debentures. We may
                                            redeem all or part of the
                                            subordinated debentures at any time
                                            on or after February 1, 2006. In
                                            addition, we may redeem, at any
                                            time, all of the subordinated
                                            debentures if:

                                            -          the interest we pay on
                                                       the subordinated
                                                       debentures is no longer
                                                       deductible by us for
                                                       federal tax purposes, the
                                                       trust becomes subject to
                                                       federal income tax, or
                                                       the trust will become
                                                       subject to certain other
                                                       taxes or governmental
                                                       charges;

                                            -          existing laws or
                                                       regulations change in a
                                                       manner requiring the
                                                       trust to register as an
                                                       investment company; or

                                            -          the capital adequacy
                                                       guidelines of the Federal
                                                       Reserve change so that
                                                       the preferred securities
                                                       are not eligible to be
                                                       counted as Tier 1
                                                       capital.

                                            Redemption of the subordinated
                                            debentures prior to maturity will be
                                            subject to the prior approval of the
                                            Federal Reserve, if approval is then
                                            required. If the preferred
                                            securities are redeemed by the
                                            trust, you will receive the
                                            liquidation amount of $25 per
                                            preferred security, plus any accrued
                                            and unpaid distributions to the date
                                            of redemption.

We have the option to extend
the interest payment period...............  The trust will rely solely on payments made by us under the
                                            subordinated debentures to pay
                                            distributions on the preferred
                                            securities. As long as we are not in
                                            default under the indenture relating
                                            to the subordinated debentures, we
                                            may, at one or more times, defer
                                            interest payments on the
                                            subordinated debentures for up to 20
                                            consecutive quarters, but not beyond
                                            February 1, 2031. If we defer
                                            interest payments on the
                                            subordinated debentures:

                                            -          the trust will also defer
                                                       distributions on the
                                                       preferred securities;

                                            -          the distributions you are
                                                       entitled to will
                                                       accumulate; and

                                            -          these accumulated
                                                       distributions will earn
                                                       interest at an annual
                                                       rate of ____%, compounded
                                                       quarterly, until paid.

                                            At the end of any deferral period,
                                            we will pay to the trust all accrued
                                            and unpaid interest under the
                                            subordinated debentures. The trust
                                            will then pay all accumulated and
                                            unpaid distributions to you.

You will still be taxed if
distributions on the preferred
securities are deferred ..................  If a deferral of payment occurs, you must recognize the deferred amounts
                                            as income for United States federal
                                            income tax purposes in advance of
                                            receiving these amounts, even if you
                                            are a cash basis taxpayer.

Our guarantee of payment..................  We guarantee the trust will use its assets to pay the distributions on
                                            the preferred securities and the
                                            liquidation amount upon liquidation
                                            of the trust. However, the guarantee
                                            does not apply when the trust does
                                            not have sufficient funds to make
                                            the payments. If we do not make
                                            payments on the subordinated
                                            debentures, the trust will not have
                                            sufficient funds to make payments on
                                            the preferred securities. In this
                                            event, your remedy is to institute a
                                            legal proceeding directly against us
                                            for enforcement of payments under
                                            the subordinated debentures.

We may distribute the subordinated
debentures directly to you ...............  We may, at any time, dissolve the trust and distribute the
                                            subordinated debentures to you,
                                            subject to the prior approval of the
                                            Federal Reserve, if approval is then
                                            required. If we distribute the
                                            subordinated debentures, we will use
                                            our reasonable efforts to list them
                                            on a national securities exchange,
                                            Nasdaq National Market or comparable
                                            automated quotation system.

How the securities will rank in right of
payment ..................................  Our obligations under the preferred securities, subordinated debentures
                                            and guarantee are unsecured and will
                                            rank as follows with regard to right
                                            of payment:


                                            -       the preferred securities
                                                    will rank equally with
                                                    the common securities of
                                                    the trust. The trust will
                                                    pay distributions on the
                                                    preferred securities and
                                                    the common securities pro
                                                    rata. However, if we
                                                    default with respect to
                                                    the subordinated
                                                    debentures, then no
                                                    distributions on the
                                                    common securities will be
                                                    paid until all
                                                    accumulated and unpaid
                                                    distributions on the
                                                    preferred securities have
                                                    been paid;

                                            -       our obligations under the
                                                    subordinated debentures
                                                    and the guarantee are
                                                    unsecured and generally
                                                    will rank junior in
                                                    priority to our existing
                                                    and future senior and
                                                    other subordinated
                                                    indebtedness; and

                                               -    because we are a holding
                                                    company, the subordinated
                                                    debentures and the guarantee
                                                    will effectively be
                                                    subordinated to all existing
                                                    and future liabilities of
                                                    our subsidiaries with
                                                    respect to the assets of
                                                    each subsidiary.

Voting rights of the
preferred securities .....................  Except in limited circumstances, holders of the preferred securities
                                            will have no voting rights.

Nasdaq National Market symbol ............  We will apply to have the preferred securities approved for quotation on
                                            the Nasdaq National Market under the
                                            symbol "GBCIP."

You will not receive
certificates .............................  The preferred securities will be represented by a global security
                                            that will be deposited with and
                                            registered in the name of The
                                            Depository Trust Company, New York,
                                            New York or its nominee. This means
                                            that you will not receive a
                                            certificate for the preferred
                                            securities, and your beneficial
                                            ownership interests will be recorded
                                            through the DTC book-entry system.

Use of proceeds ..........................  The trust will invest the proceeds from the sale of the preferred
                                            securities in the subordinated
                                            debentures. We estimate the net
                                            proceeds to us from the sale of the
                                            subordinated debentures to the
                                            trust, after deducting underwriting
                                            expenses and commissions, will be
                                            approximately $____ million. The net
                                            proceeds will enhance our capital
                                            position in anticipation of our
                                            merger with WesterFed and our
                                            acquisition of Wells Fargo branches
                                            in Idaho and Utah. We currently
                                            expect to use the net proceeds for
                                            general corporate purposes,
                                            including financing the WesterFed
                                            and Wells Fargo transactions. See
                                            "Use of Proceeds."

Risk factors .............................  See "Risk Factors" for a discussion of factors that you should carefully
                                            consider before you decide to
                                            purchase the preferred securities.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

        The summary consolidated financial data set forth below for, and as of the end of, each of the years in the five-year period ended December 31, 1999, are derived from our historical financial statements. Our consolidated financial statements, as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999, have been audited by KPMG LLP, independent certified public accountants. The summary consolidated data set forth below for the nine-month periods ended September 30, 2000 and 1999, are derived from unaudited consolidated financial statements. In our opinion, all adjustments, consisting of normal recurring adjustments, have been included that are necessary for a fair presentation of results as of and for the nine-month periods indicated. This information should be read in conjunction with such consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes incorporated by reference into this prospectus from (1) our Current Report on Form 8-K filed on December 14, 2000, which restates our audited financial statements for the years ended December 31, 1999, 1998 and 1997 to reflect a pooling of interests transaction consummated on February 4, 2000; and (2) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as amended. Results for past periods are not necessarily indicative of results that may be expected for future periods, and results for the nine-month period ended September 30, 2000 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2000.

                              SUMMARY CONSOLIDATED
                                 FINANCIAL DATA
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             As of and for the
                                             Nine Months Ended                          As of and for the
                                               September 30,                         Year Ended December 31,
                                          -----------------------   --------------------------------------------------------------
                                             2000         1999         1999         1998         1997         1996         1995
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
SUMMARY OF OPERATIONS:
   Interest income ....................   $   57,939   $   46,723   $   64,719   $   58,828   $   55,612   $   50,481   $   44,407
   Interest expense ...................       27,360       19,703       27,635       25,470       24,925       22,639       19,285
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Net interest income .............       30,579       27,020       37,084       33,358       30,687       27,842       25,122
   Provision for loan losses ..........        1,483        1,246        1,723        1,735        1,052        1,017          652
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Net interest income after
        provision for loan losses .....       29,096       25,774       35,361       31,623       29,635       26,825       24,470
   Non-interest income ................       10,097        9,752       12,809       13,596       11,057       10,421        9,068
   Non-interest expense ...............       23,095       21,145       29,096       27,170       23,709       23,027       18,954
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Earnings before income taxes ....       16,098       14,381       19,074       18,049       16,983       14,219       14,584
   Income taxes .......................        5,825        5,058        6,722        6,674        6,246        5,740        5,523
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Net earnings ....................   $   10,273   $    9,323   $   12,352   $   11,375   $   10,737   $    8,479   $    9,061
                                          ==========   ==========   ==========   ==========   ==========   ==========   ==========

SUMMARY OF FINANCIAL CONDITION:
   Total assets .......................   $1,026,041   $  918,140   $  974,001   $  786,802   $  748,526   $  675,580   $  599,193
   Investment securities ..............      203,849      205,060      209,312      119,087      128,638      126,892      113,008
   Loans receivable, net ..............      723,026      619,614      652,208      571,188      525,982      478,868      421,812
   Total deposits .....................      716,987      576,784      644,106      546,503      487,539      433,434      378,316
   Total borrowed funds ...............      206,593      245,482      235,264      144,593      178,408      169,987      151,104
   Stockholders' equity ...............       91,838       85,260       85,056       84,146       73,537       61,620       55,763

PER SHARE DATA (1):
   Average common shares
    outstanding - basic ...............       11,439       11,341       11,393       11,147       10,782       10,532       10,589
   Basic earnings per common share ....   $     0.90         0.82         1.08         1.02         1.00         0.83         0.85
   Diluted earnings per common share ..         0.89         0.81         1.06         1.00         0.98         0.82         0.84
   Dividends declared per share .......         0.44         0.40         0.58         0.42         0.36         0.29         0.19
   Period end book value per share ....         8.03         8.21         7.44         7.44         6.69         5.86         5.30

FINANCIAL RATIOS:
   Return on:
      Average assets  (2) .............         1.37%        1.60%        1.42%        1.47%        1.50%        1.41%        1.50%
      Average stockholders'
          equity (2) ..................        15.82        14.46        14.55        14.42        16.06        13.76        16.25
   Equity as a percentage of
      total assets ....................         8.95         9.29         8.73        10.69         9.82         9.12         9.31
   Dividend payout ratio ..............        48.89        48.78        53.78        41.07        36.36        35.16        22.58
   Efficiency ratio (3) ...............        56.79        57.50        58.32        57.87        56.80        60.18        55.44
   Net loans to total assets ..........        70.47        67.49        66.96        72.60        70.27        70.88        70.40
   Net interest margin on average
      earning assets (tax
      equivalent) (2) .................         4.50         4.70         4.67         4.80         4.74         4.75         4.96
   Nonperforming assets to total
      assets (4) ......................         0.18         0.28         0.23         0.39         0.27         0.28         0.18
   Allowance for loan losses to
      total loans .....................         1.08         1.04         1.02         0.98         0.88         0.85         0.89
   Allowance for loan losses to
      nonperforming assets ............          418          250          295          185          229          215          348

RATIO OF EARNINGS TO FIXED
  CHARGES (5):
      Including interest on
         deposits .....................         1.59x        1.73x        1.69x        1.71x        1.68x        1.63x        1.76x

      Excluding interest on
         deposits .....................         2.45         2.80         2.71         3.03         2.80         2.60         2.88


(1)     Revised for stock splits and dividends.

(2) The ratios for the nine months ended September 30, 2000 and 1999 have been annualized and are not necessarily indicative of results for the entire year.

(3) Efficiency ratio is the ratio of non-interest expense to the sum of net interest income and non-interest income.

(4) Nonperforming assets consist of (i) non-accrual loans, (ii) loans delinquent more than 90 days and (iii) other real estate owned (OREO).

(5) For purposes of calculating ratio of earnings to fixed charges, earnings consist of income before taxes plus interest. Fixed charges consist of interest expenses.

                    SUMMARY COMBINED PRO FORMA FINANCIAL DATA

        The summary combined pro forma financial data consists of an unaudited pro forma combined statement of financial condition as of September 30, 2000, and unaudited pro forma combined statements of operations for the nine-month period ended September 30, 2000, and for the year ended December 31, 1999. The pro forma statement of financial condition has been prepared assuming the merger with WesterFed and the acquisition of the Wells Fargo branches each occurred on September 30, 2000. The pro forma combined statements of operations have been prepared assuming that the merger with WesterFed and the acquisition of the Wells Fargo branches each occurred on the first day of the period. The summary combined pro forma financial data set forth below is derived from and should be read in conjunction with the "Unaudited Combined Condensed Pro Forma Financial Statements" and the related notes beginning on page F-1 of this prospectus.

                                                              As of and for the
                                                  Nine Months Ended September 30, 2000     For the Year Ended December 31, 1999
                                                 --------------------------------------    ------------------------------------
                                                                           Glacier after                           Glacier after
                                                              Glacier and  WesterFed and              Glacier and  WesterFed and
                                                               WesterFed     Idaho/Utah                WesterFed    Idaho/Utah
                                                  Glacier       Combined    acquisitions    Glacier     Combined    acquisitions
                                                 ----------    ----------    ----------    ----------   ----------   ----------
                                                                 (Amounts in thousands, except per share data)
SUMMARY OF OPERATIONS:
   Interest income ...........................   $   57,939    $  110,933    $  121,193    $   64,719   $  134,695   $  148,374
   Interest expense ..........................       27,360        60,135        66,737        27,635       69,072       77,874
                                                 ----------    ----------    ----------    ----------   ----------   ----------
       Net interest income ...................       30,579        50,798        54,456        37,084       65,623       70,500
   Provision for loan losses .................        1,483         2,833         2,922         1,723        3,393        3,512
                                                 ----------    ----------    ----------    ----------   ----------   ----------
   Net interest income after
       provision for loan losses .............       29,096        47,965        51,534        35,361       62,230       66,988
   Non-interest income .......................       10,097        17,581        18,948        12,809       20,947       22,770
   Non-interest expense ......................       23,095        42,806        46,332        29,096       57,519       62,219
                                                 ----------    ----------    ----------    ----------   ----------   ----------
       Earnings before income tax ............       16,098        22,740        24,150        19,074       25,658       27,539
   Income taxes ..............................        5,825         8,449         9,011         6,722        9,247        9,982
                                                 ----------    ----------    ----------    ----------   ----------   ----------
       Net earnings ..........................   $   10,273    $   14,291    $   15,139    $   12,352   $   16,411   $   17,557
                                                 ==========    ==========    ==========    ==========   ==========   ==========

SUMMARY OF FINANCIAL CONDITION:
   Cash and cash equivalents .................   $   37,955    $   54,582    $   78,738
   Investment securities .....................      203,849       396,514       502,004
   Loans receivable, net .....................      723,026     1,332,464     1,383,661
   Goodwill and other intangibles ............        6,628        40,911        61,676
   Other assets ..............................       54,583       112,998       118,655
                                                 ----------    ----------    ----------
       Total assets ..........................   $1,026,041    $1,937,469    $2,144,734
                                                 ==========    ==========    ==========
   Total deposits ............................      716,987     1,323,545     1,510,387
   Total borrowed funds ......................      206,593       416,628       416,628
   Other liabilities .........................       10,623        34,437        34,860
                                                 ----------    ----------    ----------
       Total liabilities .....................      934,203     1,774,610     1,961,875
                                                 ----------    ----------    ----------
   Trust preferred securities ................           --        15,000        35,000
                                                 ----------    ----------    ----------
   Stockholders' equity ......................       91,838       147,859       147,859
                                                 ----------    ----------    ----------
       Total liabilities and stockholders'
          equity..............................   $1,026,041    $1,937,469    $2,144,734
                                                 ==========    ==========    ==========

PER SHARE DATA (1):
   Average common shares outstanding --  basic       11,439        15,794        15,794        11,393       16,126       16,126
   Basic earnings per common share ...........   $     0.90    $     0.90    $     0.96    $     1.08   $     1.02   $     1.09
   Diluted earnings per common share .........         0.89          0.89          0.94          1.06         0.99         1.06
   Book value per common share ...............         8.03          9.26          9.26
   Tangible book value per common share (2) ..         7.45          6.70          5.40

REGULATORY CAPITAL RATIOS:
   Leverage ratio ............................         8.61%         6.59%         5.91%
   Tier 1 capital ............................        12.11          9.61          8.98
   Tier 2 (risk based) capital ...............        13.17         10.68         10.02


RATIO OF EARNINGS TO FIXED CHARGES (3):
   Including interest on deposits ............         1.59x         1.38x         1.36x         1.69x        1.37x        1.35x
   Excluding interest on deposits ............         2.45          1.93          1.95          2.71         1.96         1.95


(1) Revised for stock splits and dividends.

(2) Tangible book value is total stockholders' equity less goodwill and other intangibles.

(3) For purposes of calculating ratio of earnings to fixed charges, earnings consist of income before taxes plus interest. Fixed charges consist of interest expenses.

                                  RISK FACTORS

        An investment in the preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities offered by this prospectus.

        Because the trust will rely on the payments it receives on the subordinated debentures to fund all payments on the preferred securities, and because the trust may distribute the subordinated debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the subordinated debentures being issued by Glacier Bancorp, Inc., as well as the preferred securities. Purchasers should carefully review the information in this prospectus about the preferred securities, the subordinated debentures and the guarantee.

                     RISKS RELATED TO GLACIER BANCORP, INC.

WE MAY EXPERIENCE DIFFICULTIES IN EFFECTIVELY INTEGRATING ACQUIRED BANKING OPERATIONS AND MANAGING OUR GROWTH.

        As part of our strategy, and in addition to completing our pending transactions, we may continue to expand into additional communities or attempt to strengthen our position in our current markets by acquiring banking institutions and/or making branch acquisitions. To the extent that we undertake growth initiatives, we may not be able to adequately and profitably manage such growth, and we may experience the effects of higher operating expenses relative to operating income from the new operations, which may have an adverse effect on our levels of reported net income, return on average equity and return on average assets. Acquiring other banks involves risks commonly associated with acquisitions, including:

        - potential exposure to unknown or contingent liabilities of banks and businesses we acquire;

        - challenge of attracting and retaining the management talent needed to maintain adequate depth of management throughout our organization as we continue to grow in the future;

        - ability to maintain adequate sources of funding at attractive pricing;

        - challenge of implementing appropriate policies, procedures and operating systems necessary to support a larger organization while preserving our historically low net overhead ratios;

        -       potential diversion of our management's time and attention;

        - the possible loss of key employees and customers of the banks and businesses we acquire; and

        - incurrence of goodwill when we account for an acquisition as a purchase.

        Failure to address these issues successfully could adversely affect our results of operations and financial condition.

CHANGES IN ECONOMIC CONDITIONS MAY CAUSE US TO HAVE LOWER EARNINGS.

        The inability of borrowers to repay loans can erode our earnings. Substantially all of our loans are to businesses and individuals in western Montana and Idaho, and any decline in the economy of this market area could impact us adversely. As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment.

CREDIT LOSSES ARE INHERENT IN OUR BUSINESS, AND OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOAN LOSSES.

        Credit losses are inherent in the lending business and could have a material adverse effect on our operating results and our ability to make payments on the subordinated debentures. We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future. In addition, although our level of delinquencies has been historically low, due to the significant increase in loans originated over the last few years, we cannot assure you that we will not experience an increase in delinquencies and losses as these loans continue to age, particularly if the economic conditions in our market areas decline. The actual amount of future provisions for loan losses cannot now be determined and may exceed the amounts of past provisions.

WE RELY HEAVILY ON OUR MANAGEMENT AND THE UNEXPECTED LOSS OF KEY OFFICERS MAY ADVERSELY AFFECT OUR OPERATIONS.

        We are highly dependent on the continued services of a small number of our executive officers and key employees. Our corporate executive management team is lead primarily by two individuals, Michael J. Blodnick and James H. Strosahl, our chief executive officer and chief financial officer, respectively. In addition, the decentralized nature of our organization means that the president of each of our major subsidiary banks is a key employee. The loss of the services of any of these individuals and the failure to recruit and retain key personnel could adversely affect our operations.

CHANGES IN INTEREST RATES COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

        Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits. Certain assets and liabilities, however, may react in different degrees to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind.

        Factors such as inflation, recession, unemployment, money supply, international disorders, instability in domestic and foreign financial markets, and other factors beyond our control may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on our loans and payments on our mortgage-backed securities resulting in the receipt of proceeds that may be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although we pursue an asset-liability management strategy designed to control our risk from changes in market interest rates, changes in interest rates could still have an adverse effect on our profitability.

COMMERCIAL LOANS AND COMMERCIAL REAL ESTATE LOANS REPRESENT A SIGNIFICANT PORTION OF OUR LOAN PORTFOLIO, AND REPAYMENT OF THESE LOANS MAY BE DEPENDENT ON FACTORS OUTSIDE OF OUR CONTROL OR THE CONTROL OF OUR BORROWERS.

        As of September 30, 2000, commercial loans and commercial real estate loans totaled $326 million, or 45%, of our total loan portfolio. Commercial lending and commercial real estate lending typically involve higher principal amounts and the repayment of the loans generally is dependent, in large part, on sufficient income from the borrowers and cash flow from the collateral securing the loans to cover operating expenses and debt service. Economic events or governmental regulations outside of the control of the borrower or lender could negatively impact the future cash flow of the borrowers and the value of the collateral securing the loans.

IF WE DO NOT ADJUST TO RAPID CHANGES AND CONSOLIDATION IN THE FINANCIAL SERVICES INDUSTRY, OUR FINANCIAL PERFORMANCE MAY SUFFER.

        Our ability to compete successfully in our market will depend in part on our ability to expand our scope of available financial services as needed to meet the requirements and demands of our customers. In addition to the challenge of attracting and retaining customers for traditional banking services, our competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

CHANGES IN THE REGULATORY STRUCTURE OR THE STATUTES OR REGULATIONS APPLICABLE TO US COULD HAVE A MATERIAL IMPACT ON OUR OPERATIONS.

        We are subject to extensive regulation, supervision and examination by the Federal Reserve Board, state banking authorities, and the Federal Deposit Insurance Corporation. Regulatory authorities have extensive discretion in carrying out their supervisory and enforcement responsibilities, and regulations have been implemented which have increased capital requirements, increased insurance premiums and resulted in increased administrative and professional expenses. Any change in the existing regulatory structure or the applicable statutes or regulations could have a material impact on our operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect our powers, authority and operations, which in turn could have a material adverse effect on our operations.

WE CONTINUALLY ENCOUNTER TECHNOLOGICAL CHANGE, AND WE MAY HAVE FEWER RESOURCES THAN OUR COMPETITORS TO CONTINUE TO INVEST IN TECHNOLOGICAL IMPROVEMENTS.

        The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

                    RISKS RELATED TO OUR PENDING TRANSACTIONS

WE MAY EXPERIENCE GREATER THAN EXPECTED DIFFICULTIES IN OPERATING WESTERFED'S BUSINESSES.

        As described under "Summary -- Pending Transactions -- WesterFed Merger," we have entered into an agreement to merge with WesterFed. Our proposed merger with WesterFed, assuming that the transaction had occurred at September 30, 2000, will cause our assets to increase from approximately $1 billion to almost $2 billion, our deposits to increase from approximately $720 million to $1.3 billion, our loans to increase from approximately $720 million to $1.3 billion and our number of banking offices to initially increase from 29 to 56. As part of the Westerfed integration, we may divest of or close certain of the acquired branch offices. Due in part to the large size of the WesterFed merger relative to our other acquisitions, we may experience greater than expected difficulties in operating WesterFed. Any such operating difficulties could have an adverse effect on our ability to realize the expected benefits of the merger.

        There are many things that could go wrong and adversely affect the business and profitability of the combined company. We cannot predict the full range of post-merger problems that may occur. Some possible difficulties include:

        - our failure to effectively integrate the businesses and operations of WesterFed;

        - the challenge to retain key personnel of WesterFed through the integration process;

        - the challenge of retaining customers during the integration process;

        - increased competition from competitors for WesterFed's customers; and

        -       risks associated with unanticipated events or liabilities.

WE WILL ACQUIRE ADDITIONAL BRANCHES IN ANOTHER TRANSACTION, AND IT MAY BE DIFFICULT TO INTEGRATE THEM CONCURRENTLY WITH THE WESTERFED OPERATIONS.

        As described under "Summary -- Pending Transactions -- Wells Fargo Branch Acquisition," we have entered into agreements to purchase a total of seven branches of Wells Fargo & Company subsidiary banks located in Idaho and Utah. Two of the Wells Fargo branches we are acquiring are located in Utah, a market where we have no previous experience. Also, our initial base of approximately $50 million in Utah deposits will not create a large base for us to compete with financial institutions already in the Utah market area. The addition of the five Wells Fargo branches in Idaho will double our presence in that state, and we may have difficulties meeting the needs of our new customers while adequately serving our existing customer base in Idaho.

        The successful integration of the branches into our business will present challenges, particularly in light of the fact that we will also be integrating the business of WesterFed, as described immediately above, at approximately the same time. We may experience greater than expected difficulties in integrating and operating the new branches, and any such difficulties will be compounded by our simultaneous integration of the business conducted by WesterFed, following completion of the merger. The level of deposits and loans may decline following our acquisition. In addition, management resources could be strained, and there can be no assurance that we will be able to effectively integrate the operations of the new branches.

THE PROPOSED TRANSACTIONS WILL USE SIGNIFICANT CASH RESOURCES AND MAY AFFECT OUR ABILITY TO MEET FINANCIAL OBLIGATIONS, INCLUDING OUR PAYMENTS UNDER THE SUBORDINATED DEBENTURES.

        We will issue a substantial number of shares of our stock and use significant cash resources to effect the proposed transactions. This will reduce our cash liquidity and will possibly limit our ability to meet other financial obligations, including our payments under the subordinated debentures.

THE PROPOSED TRANSACTIONS MAY NOT BE CONSUMMATED, WHICH WOULD ADVERSELY AFFECT OUR FUTURE OPERATING INCOME.

        Both of the proposed transactions are subject to various conditions, including approval by the banking regulatory agencies. In addition, the WesterFed merger must be approved by the shareholders of WesterFed and Glacier, and either party may terminate the merger if closing has not occurred by June 30, 2001. In the event that either or both of the proposed transactions are not consummated, we would be obligated to repay the $35 million owing pursuant to the subordinated debentures from our operating income without the benefit of increased cash flows expected as a result of the proposed transactions. The closing of the offering of the preferred securities is not contingent on the closing of either the WesterFed merger or the Wells Fargo branch acquisitions.

        RISKS RELATED TO AN INVESTMENT IN THE PREFERRED SECURITIES

IF WE DO NOT MAKE INTEREST PAYMENTS UNDER THE SUBORDINATED DEBENTURES, THE TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS. THE GUARANTEE WILL NOT APPLY BECAUSE THE GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS FUNDS AVAILABLE.

        The trust will depend solely on our payments on the subordinated debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the subordinated debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the subordinated debentures.

TO THE EXTENT WE MUST RELY ON DIVIDENDS FROM OUR SUBSIDIARIES TO MAKE INTEREST PAYMENTS ON THE SUBORDINATED DEBENTURES TO THE TRUST, OUR AVAILABLE CASH FLOW MAY BE RESTRICTED.

        We are a holding company, and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the subordinated debentures when due will depend primarily on available cash in the form of dividends from our subsidiaries. The ability of each banking subsidiary to pay dividends is subject to its profitability, financial condition, capital expenditures and other cash flow requirements. Dividend payments or extensions of credit from our banking subsidiaries are also subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over such subsidiaries. Based on applicable regulatory limitations, our banking subsidiaries had the capacity to pay a total of approximately $20 million as dividends to us as of September 30, 2000, subject to each bank remaining well-capitalized under applicable regulatory guidelines. We may also be precluded from making interest payments on the subordinated debentures by banking regulators in order to address any perceived deficiencies in liquidity or regulatory capital levels at the holding company level. Such regulatory action would require us to obtain consent from our regulators prior to paying dividends on our capital stock or interest on the subordinated debentures. In the event our regulators withheld their consent to our payment of interest on the subordinated debentures, we would exercise our right to defer interest payments on the subordinated debentures, and the trust would not have funds available to make distributions on the preferred securities during such period. The commencement of a deferral period would likely cause the market price of the preferred securities to decline. We cannot assure you that our subsidiaries will be able to pay dividends in the future or that our regulators will not attempt to preclude us from making interest payments on the subordinated debentures.

THE SUBORDINATED DEBENTURES AND THE GUARANTEE RANK LOWER THAN OUR OTHER INDEBTEDNESS, AND OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES ANY CLAIMS AGAINST US TO THOSE OF OUR SUBSIDIARIES' CREDITORS.

        Our obligations under the subordinated debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness. As of September 30, 2000, our senior and subordinated indebtedness totaled $207 million. The issuance of the subordinated debentures and the preferred securities does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness, guarantees or other liabilities.

        Because we are a holding company, the creditors of our subsidiaries also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the subordinated debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the preferred securities and the subordinated debentures.

WE HAVE THE OPTION OF DEFERRING INTEREST PAYMENTS ON THE SUBORDINATED DEBENTURES FOR SUBSTANTIAL PERIODS.

        We may, at one or more times, defer interest payments on the subordinated debentures for up to 20 consecutive quarters. If we defer interest payments on the subordinated debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the subordinated debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

        You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

        We do not currently intend to exercise our right to defer interest payments on the subordinated debentures. However, if we exercise our right in the future, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated debentures. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE AND THE TRUST AGREEMENT.

        The indenture governing the subordinated debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and, therefore do not protect holders of the subordinated debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the subordinated debentures or the guarantee.

WE MAY REDEEM THE SUBORDINATED DEBENTURES BEFORE FEBRUARY 1, 2031.

        Under the following circumstances, we may redeem the subordinated debentures before their stated maturity:

        - We may redeem the subordinated debentures, in whole or in part, at any time on or after February 1, 2006.

        - We may redeem the subordinated debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, Investment Company Act or bank regulatory developments.

        You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we pay on the subordinated debentures or if it is otherwise in our interest to redeem the subordinated debentures. If the subordinated debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of subordinated debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

WE CAN DISTRIBUTE THE SUBORDINATED DEBENTURES TO YOU, WHICH MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES.

        The trust may be dissolved at any time before maturity of the subordinated debentures on February 1, 2031. As a result, and subject to the terms of the trust agreement, the trustees may distribute the subordinated debentures to you.

        We cannot predict the market prices for the subordinated debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities, or the subordinated debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive subordinated debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the subordinated debentures. You should carefully review all of the information contained in this prospectus regarding the subordinated debentures.

        Under current United States federal income tax laws, a distribution of the subordinated debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the subordinated debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of subordinated debentures upon the dissolution of the trust could be a taxable event to you.

YOU ARE SUBJECT TO REPAYMENT RISK BECAUSE POSSIBLE TAX LAW CHANGES COULD RESULT IN REDEMPTION OF THE PREFERRED SECURITIES.

        Future legislation may be enacted that could adversely affect our ability to deduct our interest payments on the subordinated debentures for federal income tax purposes, making redemption of the subordinated debentures likely and resulting in a redemption of the preferred securities. Although it is impossible to predict future legislative proposals, if a future proposal were to become effective in a form applicable to already issued and outstanding securities, we could be precluded from deducting interest on the subordinated debentures. Enactment of this type of proposal might in turn give rise to a tax event as described under "Description of the Preferred Securities -- Redemption or Exchange -- Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event."

TRADING CHARACTERISTICS OF THE PREFERRED SECURITIES MAY CREATE ADVERSE TAX CONSEQUENCES FOR YOU.

        The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying subordinated debentures. If you dispose of your preferred securities between record dates for payments on the preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the subordinated debentures allocable to the preferred securities through the date of disposition in your income as ordinary income if you use the accrual method of accounting or if this interest represents original issue discount.

        If interest on the subordinated debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying subordinated debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which, subject to limited exceptions, cannot be applied to offset ordinary income for federal income tax purposes. See "Federal Income Tax Consequences" for more information on possible adverse tax consequences to you.

THERE IS NO CURRENT PUBLIC MARKET FOR THE PREFERRED SECURITIES, AND THEIR MARKET PRICE MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

        There is currently no public market for the preferred securities. We will apply to have the preferred securities designated for inclusion in the Nasdaq National Market, and trading is expected to commence on or prior to the delivery of the preferred securities. However, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that quotation of the preferred securities will continue in the Nasdaq National Market. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

        Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following this offering.

        The market price for the preferred securities, or the subordinated debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the subordinated debentures.

YOUR DIRECT ENFORCEMENT RIGHTS MAY BE LIMITED IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE.

        You may be limited in your ability to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In general, you must rely on the enforcement by the property trustee of its rights as holder of the subordinated debentures against us. The holders of 25% in liquidation amount of the preferred securities will have the right, by notice to us and the debenture trustee, to declare the principal and all accrued interest on the debentures to be immediately due and payable. Upon any event of default arising from our failure to pay interest or principal on the debentures, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce payment to such holder of principal and interest or the debentures. In addition, if an event of default occurs under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the subordinated debentures unless the property trustee fails to do so.

AS A HOLDER OF PREFERRED SECURITIES, YOU HAVE LIMITED VOTING RIGHTS.

        Holders of preferred securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements may include, among other things:

        - statements relating to projected growth; anticipated improvements in earnings, earnings per share, and other financial performance measures; and management's long term performance goals;

        - statements relating to the anticipated effects on results of operations or financial condition from expected developments or events;

        - statements relating to our business and growth strategies, including potential acquisitions; and

        -       any other statements which are not historical facts.

        Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus.

        We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

                                 USE OF PROCEEDS

        The trust will invest all of the proceeds from the sale of its preferred and common securities in the subordinated debentures. We anticipate that the net proceeds from the sale of the subordinated debentures will be approximately $_________ after deduction of offering expenses, estimated to be $___________, and underwriting commissions.

        The net proceeds will enhance our capital position in anticipation of our merger with WesterFed Financial Corporation and our acquisition of the Wells Fargo branches. We currently expect to use the net proceeds to finance, in part, the pending transactions and for general corporate purposes. Initially, we will use the net proceeds to pay down certain of our short-term Federal Home Loan Bank (FHLB) borrowings. Such borrowings bear interest at rates ranging from 6% to 7% per annum and have varying remaining maturities, generally of less than 30 days.

                                 CAPITALIZATION

        The following table sets forth (1) our capitalization at September 30, 2000, on a historical basis, (2) our pro forma consolidated capitalization after giving effect to this offering and the application of the estimated net proceeds as if the offering had occurred on September 30, 2000, and (3) our pro forma consolidated capitalization after giving effect to this offering, our acquisition of the Wells Fargo branches and our merger with WesterFed, as if such transactions had occurred on September 30, 2000. This data should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this prospectus and the "Unaudited Combined Condensed Pro Forma Financial Statements" and related notes beginning on page F-1 of this prospectus.

                                                                             SEPTEMBER 30, 2000
                                                                 -----------------------------------------
                                                                                             PRO FORMA, AS
                                                                 ACTUAL     AS ADJUSTED (1)   ADJUSTED (2)
                                                                 ------     ---------------   ------------
                                                                   (DOLLARS EXPRESSED IN THOUSANDS)
Debt:
      FHLB advances (3) ..................................     $ 177,909       $   142,909     $ 378,989
      Other ..............................................        28,684            28,684        37,639
                                                               ---------       -----------     ---------
           Total debt (3) ................................     $ 206,593       $   171,593     $ 416,628
                                                               ---------       -----------     ---------

Company obligated mandatorily redeemable preferred
securities of subsidiary trust holding solely subordinated
debentures ...............................................            --            35,000        35,000
                                                               ---------       -----------     ---------

Stockholders' Equity:
      Common stock .......................................           114               114           159
      Paid in capital ....................................       101,756           101,756       157,732
        Retained earnings ................................        (6,057)           (6,057)       (6,057)
      Accumulated other comprehensive loss ...............        (3,975)           (3,975)       (3,975)
                                                               ---------       -----------     ---------
            Total stockholders' equity ...................        91,838            91,838       147,859
                                                               ---------       -----------     ---------
                 Total capitalization (4) ................     $ 298,431       $   298,431     $ 599,487
                                                               ---------       -----------     ---------

Capital Ratios (5):
      Leverage ratio (6) (7) .............................          8.61%            11.99%         5.91%
      Tier 1 capital ratio (7) ...........................         12.11             16.86          8.98
      Tier 2 (risk-based) capital ratio ..................         13.17             17.92         10.02

(1) Adjusted to reflect the issuance of the preferred securities and the proceeds therefrom in this offering.

(2) Adjusted to reflect the issuance of the preferred securities and the proceeds therefrom in this offering, our merger with WesterFed and our acquisition of the Wells Fargo branches. See Note (e) to "Unaudited Combined Condensed Pro Forma Financial Statements" beginning on page F-1 of this prospectus.

(3) The proceeds of this offering will initially by used to pay down certain of our short-term FHLB borrowings. See "Use of Proceeds" for a description of the FHLB borrowings.

(4) Total capitalization does not include deposits of approximately $717, $1,324 and $1,510 million, respectively, as of September 30, 2000.

(5) The capital ratios, as adjusted, are computed including the total estimated net proceeds from the sale of the preferred securities, in a manner consistent with Federal Reserve regulations.

(6) The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(7) The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities, together with any outstanding cumulative preferred stock of Glacier that may be outstanding in the future, may only be included up to the amount constituting 25% of Tier 1 core capital elements (including the preferred securities).

                       ACCOUNTING AND REGULATORY TREATMENT

        The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures," and appropriate disclosures about the preferred securities, the guarantee and the subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities in our consolidated statements of operations.

        Our future reports filed under the Securities Exchange Act of 1934, as amended, will include a footnote to the consolidated financial statements stating that:

        -       the trust is wholly-owned;

        - the sole assets of the trust are the subordinated debentures and specifying the subordinated debentures' principal amount, interest rate and maturity date; and

        - our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities.

        We have not included separate financial statements of the trust in this prospectus. We do not consider that separate financial statements would be material to holders of preferred securities because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in this prospectus.

                       MARKET FOR THE PREFERRED SECURITIES

        We have applied to have the preferred securities designated for quotation on the Nasdaq National Market under the symbol "GBCIP." We are not sure, however, whether an active and liquid trading market will develop, or if developed, will continue. The public offering price and distribution rate have been determined by negotiations among our representatives and the underwriters, and the public offering price of the preferred securities may not be indicative of the market price following the offering. See "Underwriting."

                            DESCRIPTION OF THE TRUST

        The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

        The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust that have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

        The trust exists exclusively for the purposes of:

        -       issuing the preferred securities to the public for cash;

        -       issuing its common securities to us;

        - investing the proceeds from the sale of the trust securities in an equivalent amount of subordinated debentures; and

        - engaging in other activities that are incidental to those listed above.

        The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the subordinated debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

        The number of trustees of the trust will, pursuant to the Trust Agreement, initially be five. Three of the trustees, will be persons who are employees or officers of or who are affiliated with us. These are administrative trustees and initially include Michael J. Blodnick, James H. Strosahl, and Thomas E. Anderson. The fourth trustee, the Delaware trustee, will be an entity that maintains its principal place of business in the State of Delaware. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, also will initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the subordinated debentures" and "Description of the Guarantee." We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 35 years but may terminate earlier as provided in the trust agreement.

        The property trustee will hold the subordinated debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the subordinated debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing "payment account" established with Wilmington Trust Company to hold all payments made on the subordinated debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities.

                     DESCRIPTION OF THE PREFERRED SECURITIES

        The preferred securities will be issued pursuant to the trust agreement, which will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act. A form of the trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

        The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which consist of the preferred securities to be sold to the public and the common securities to be sold to us. We will own all of the common securities issued by the trust. The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The trust is not permitted to issue any securities other than the trust securities or to incur any other indebtedness.

        The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "-- Subordination of Common Securities" below.

        The property trustee will hold legal title to the subordinated debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee." The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

        SOURCE OF DISTRIBUTIONS. The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the subordinated debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the subordinated debentures in the property account for the benefit of the holders of the trust securities. If we do not make interest payments on the subordinated debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

        PAYMENT OF DISTRIBUTIONS. Distributions on the preferred securities will be payable at the annual rate of ___% of the $25 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. The record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be March 31, 2001.

        Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. "Business day" means any day other than a Saturday, a Sunday, a day on which banking institutions in the state of Montana or Wilmington, Delaware are authorized or required by law, executive order or regulation to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

        EXTENSION PERIOD. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the subordinated debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond February 1, 2031 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of ____%, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

        During an extension period, we may not:

        - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, noncash dividends in connection with the implementation of a shareholder rights plan, or the issuance of stock under any plan in the future, or the redemption or repurchase of any such rights pursuant thereto, purchase of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

        - make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the subordinated debentures or allow any of our subsidiaries to do the same;

        - make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if such other guarantee ranks equally with or junior to the subordinated debentures (other than payments under the guarantee); or

        - redeem, purchase or acquire less than all of the subordinated debentures or any of the preferred securities.

        AFTER THE TERMINATION OF ANY EXTENSION PERIOD AND THE PAYMENT OF ALL AMOUNTS DUE, WE MAY ELECT TO BEGIN A NEW EXTENSION PERIOD, SUBJECT TO THE ABOVE REQUIREMENTS.

        We do not currently intend to exercise our right to defer distributions on the preferred securities by extending the interest payment period on the subordinated debentures.

REDEMPTION OR EXCHANGE

        GENERAL. Subject to the prior approval of the Federal Reserve, if then required, we will have the right to redeem the subordinated debentures:

        - in whole at any time, or in part from time to time, on or after February 1, 2006;

        - at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, as defined below; or

        - at any time, to the extent of any preferred securities we repurchase plus a proportionate amount of the common securities sold.

        MANDATORY REDEMPTION. Upon our repayment or redemption, in whole or in part, of any subordinated debentures, whether on February 1, 2031 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities, plus accumulated but unpaid distributions and Additional Payments (as defined below) to the date of redemption. If less than all of the subordinated debentures are to be repaid or redeemed on a date of redemption, the proceeds from such repayment or redemption will be allocated to redemption of the preferred securities and the common securities proportionately.

        Additional Payments mean the additional amounts as may be necessary to be paid by us in order that the amount of distributions then due and payable by the trust on the outstanding trust securities will not be reduced as a result of any additional taxes, duties, assessments and other governmental charges to which the trust has become subject.

        DISTRIBUTION OF SUBORDINATED DEBENTURES IN EXCHANGE FOR PREFERRED SECURITIES. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, to cause the subordinated debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "-- Liquidation Distribution Upon Termination."

        After the liquidation date fixed for any distribution of subordinated debentures in exchange for preferred securities:

        - those preferred securities will no longer be deemed to be outstanding;

        - any certificates representing preferred securities will be deemed to represent subordinated debentures with a principal amount equal to the liquidation amount of those preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the preferred securities until the certificates are surrendered to the administrative trustees in exchange for certificates representing the subordinated debentures.

        We cannot assure you that the market prices for the preferred securities or the subordinated debentures that may be distributed if a dissolution and liquidation of the trust were to occur will be as much as the price you pay for the preferred securities. The preferred securities that an investor may purchase, or the subordinated debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

        REDEMPTION UPON A TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL TREATMENT EVENT. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the subordinated debentures in whole and thereby cause a mandatory redemption of the trust securities subject to our having received the prior approval of the Federal Reserve, if then required, in whole at the redemption price. If one of these events occurs and we do not elect to redeem the subordinated debentures, or to dissolve the trust and cause the subordinated debentures to be distributed to holders of the trust securities, the preferred securities will remain outstanding and Additional Payments may be payable on the subordinated debentures. See "Description of Subordinated Debentures -- Redemption or Exchange".

        "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that:

        - interest payable by us on the subordinated debentures is not, or within 90 days after the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

        - the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the subordinated debentures; or

        - the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges as a result of any amendment to any tax laws or regulations.

        "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940 as a result of a change in law or regulation or a change in interpretation or application of laws or regulations.

        "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve as a result of any amendment to any laws or any regulations.

        For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of such kind.

        REDEMPTION OF SUBORDINATED DEBENTURES IN EXCHANGE FOR PREFERRED SECURITIES WE REPURCHASE. Upon prior approval of the Federal Reserve, if required, we will also have the right at any time, and from time to time, to redeem subordinated debentures in exchange for any preferred securities we may have repurchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of subordinated debentures, we will also surrender a proportionate amount of common securities in exchange for subordinated debentures. Preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own to redeem subordinated debentures.

        The common securities we surrender will be in the same proportion to the preferred securities we surrender as are the common securities then remaining outstanding to the preferred securities then remaining outstanding. In exchange for the trust securities surrendered by us, the trustee will distribute to us subordinated debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender and the subordinated debentures distributed to us in exchange will no longer be deemed outstanding.

REDEMPTION PROCEDURES

        Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the subordinated debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price. See " -- Subordination of Common Securities" below.

        Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the subordinated debentures, interest will cease to accumulate on the subordinated debentures called for redemption on and after the date of redemption.

        If the trust gives notice of redemption of its trust securities, the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust securities. See "Book-Entry Issuance." If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

        If notice of redemption has been given and we have deposited funds as required on the date of the deposit, all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

        If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee."

        Payment of the redemption price on the preferred securities and any distribution of subordinated debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. In the case of redemption, the record date will be the fifteenth _business day immediately preceding the date of redemption. In the case of a distribution of subordinated debentures, the record date will be a date within 45 days of the liquidation of the trust, as determined by the property trustee.

        If less than all of the trust securities are to be redeemed, the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed.

        Subject to applicable law, and if we are not exercising our right to defer interest payments on the subordinated debentures, we may, at any time, purchase outstanding preferred securities.

SUBORDINATION OF COMMON SECURITIES

        Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made. Further, no payments may be made on the common securities unless payment in full in cash of all accumulated and unpaid distributions (including additional interest on interest in arrears paid on the subordinated debentures, if any) on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price for all of the outstanding preferred securities then called for redemption, has been made or provided. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions (including additional payments, if any are required) on, or the redemption price of, the preferred securities then due and payable.

        In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated with respect to the preferred securities. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

        We will have the right at any time to dissolve, wind-up or terminate the trust and cause the subordinated debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required. In addition, the trust will automatically dissolve upon expiration of its term or will dissolve earlier on the first to occur of:

        -       our bankruptcy, dissolution or liquidation;

        - the distribution of a like amount of the subordinated debentures to the holders of its trust securities, if we have given written direction to the property trustee to terminate the trust;

        - redemption of all of the preferred securities as described under "-- Redemption or Exchange --Mandatory Redemption;" or

        - the entry of a court order for the dissolution of the trust.

        With the exception of a redemption as described under "-- Redemption or Exchange -- Mandatory Redemption," if an early dissolution of the trust occurs, the trust will be liquidated by the trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute, to the holders of trust securities, subordinated debentures:

        - in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

        - with an interest rate identical to the distribution rate on the trust securities; and

        - with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

        However, if the property trustee determines that the distribution is not practical, the holders of trust securities will be entitled to receive, in lieu of subordinated debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount, plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, the amounts payable directly by the trust on the trust securities will be paid to us, as the holder of the common securities, and the holders of the preferred securities on a proportional basis based on liquidation amounts. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "-- Subordination of Common Securities" above.

        Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the subordinated debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Federal Income Tax Consequences -- Receipt of subordinated debentures or Cash Upon Liquidation of the Trust." If we do not elect to redeem the subordinated debentures prior to maturity or to liquidate the trust and distribute the subordinated debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the subordinated debentures.

        If we elect to dissolve the trust and thus cause the subordinated debentures to be distributed to holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the subordinated debentures. See "Description of Subordinated Debentures -- General."

LIQUIDATION VALUE

        The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $25 per preferred security, plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of subordinated debentures having a liquidation value and accrued interest of an equal amount. See "-- Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

        Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

        - the occurrence of an event of default under the indenture (See "Description of the Subordinated Debentures -- Debenture Events of Default");

        - a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

        - a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

        - a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the preceding two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

        - the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

        Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we and the administrative trustees are in compliance with all the conditions and covenants applicable to the administrative trustees and us under the trust agreement.

        If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon dissolution of the trust. See " --Subordination of Common Securities" and "-- Liquidation Distribution Upon Dissolution" above. The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the subordinated debentures fail to accelerate the maturity thereof.

REMOVAL OF THE TRUSTEES

        Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

        Unless an event of default under the trust agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee, we will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case, these trustees will have the powers that may be provided in the instrument of appointment and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

        Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

        The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person or entity, except as described below. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake a transaction described in the preceding sentence if the following conditions are met:

        - the successor entity either (1) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (2) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

        - we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the subordinated debentures;

        - the successor securities are listed or will be listed on the Nasdaq National Market or other automated quotation system or on any securities exchange on which the preferred securities are then listed or quoted;

        - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

        - the successor entity has a purpose substantially identical to that of the trust;

        - prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (1) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (2) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

        - we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

        Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any of the foregoing transactions of this kind if such transaction would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

        Except as described below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

        The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

        - with respect to acceptance of appointment by a successor trustee;

        - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

        - to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

        With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. Without the consent of each holder of trust securities, however, the trust agreement may not be amended to (1) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (2) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

        As long as the property trustee holds any subordinated debentures, the trustees will not:

        - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or executing any trust or power conferred on the property trustee with respect to the subordinated debentures;

        -       waive any past default that is waivable under the indenture;

        - exercise any right to rescind or annul a declaration that the principal of all the subordinated debentures will be due and payable; or

        - consent to any amendment or termination of the indenture or the subordinated debentures, where the consent is required, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust securities. Where a consent under the indenture requires the consent of each holder of the affected subordinated debentures, however, no consent will be given by the property trustee without the prior consent of each holder of the trust securities.

        The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust securities except by subsequent vote of the holders of the trust securities. The property trustee will notify each holder of trust securities of any notice of default with respect to the subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the trust securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will continue to be classified as a grantor trust and not as an association taxable as a corporation for federal income tax purposes on account of such action.

        Any required approval of holders of trust securities may be given at a meeting of holders of the trust securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote to be given to each holder of record of trust securities.

        No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

        Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of ours or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

'

GLOBAL PREFERRED SECURITIES

        The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Beneficial interests in the global preferred securities will be shown on, and transfers will be effected only through, records maintained by participants. Participants are brokers, dealers, or others with accounts with DTC. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities. See "Book-Entry Issuance."

        No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

        - DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security, and we are unable to locate a qualified successor depositary;

        - we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

        - there shall have occurred and be continuing an event of default under the indenture.

        Any global preferred security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

        Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

        Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable, the transfer of the preferred securities will be registerable, and preferred securities will be exchangeable, for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of record of the persons entitled to the distribution or by wire transfer. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

        Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the accounts of persons that have accounts with DTC. These accounts will be designated by the dealers, underwriters or agents with respect to the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities with an account with DTC or who may hold interests through any person or entity with an account that may hold interests through participants. With respect to interests of any person or entity with an account with DTC, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee. With respect to persons or entities who hold interest in a global preferred security through a participant, the interest and any transfer of the interest will be shown on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

        So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

        None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance."

PAYMENT AND PAYING AGENCY

        Payments in respect of the preferred securities shall be made to DTC, which credits the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR AND TRANSFER AGENT

        The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

        The property trustee, until the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only the duties set forth in the trust agreement. After an event of default under the trust agreement, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, the property trustee will take the action directed in writing by us. If the property trustee is not so directed, it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

        The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

        - the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

        - the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

        - the subordinated debentures will be treated as our indebtedness for federal income tax purposes.

        In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

        Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the preferred securities will be governed by Delaware law.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

        Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the subordinated debentures issued by us. The subordinated debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust Company, as trustee (the "indenture trustee"). The indenture will be qualified under the Trust Indenture Act.

        The following discussion is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

        The subordinated debentures will be limited in aggregate principal amount to $35 million. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The subordinated debentures will bear interest at the annual rate of ____% of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2001, to the person in whose name each subordinated debenture is registered at the close of business on the business day immediately preceding the day interest is due. It is anticipated that, until the liquidation, if any, of the trust, the subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

        The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the subordinated debentures is not a business day, payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of the interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of ____%, compounded quarterly. The term "interest," includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional interest, as applicable.

        The subordinated debentures will mature on February 1, 2031, the stated maturity date. We may shorten this date once at any time to any date not earlier than February 1, 2006, subject to the prior approval of the Federal Reserve, if required.

        We will give notice to the indenture trustee and the holders of the subordinated debentures, no more than 180 days, and no less than 90 days, prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the subordinated debentures from the trust until after February 1, 2006, except if a Tax Event, an Investment Company Event or a Capital Treatment Event has occurred.

        The subordinated debentures will be unsecured and will rank junior to all of our senior and subordinated indebtedness. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the subordinated debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The subordinated debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of subordinated debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See "-- Subordination" below.

        The indenture does not contain provisions that afford holders of the subordinated debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the subordinated debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

        As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the subordinated debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the subordinated debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of ____%, compounded quarterly. During an extension period, interest will continue to accrue and holders of subordinated debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences -- Interest Payment Period and Original Issue Discount."

        During an extension period, we may not:

        - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, noncash dividends in connection with the implementation of a shareholder rights plan, or the issuance of stock under any plan in the future, or the redemption or repurchase of any such rights pursuant thereto, purchase of common stock in connection with employee benefit plans or in connection with the reclassification of any class of capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

        - make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the subordinated debentures;

        - make or allow any of our subsidiaries to make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the subordinated debentures (other than payments under the guarantee); or

        - redeem, purchase or acquire less than all of the subordinated debentures or any of the preferred securities.

        Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the subordinated debentures.

        We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (1) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (2) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date.

        Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

        If the trust is required to pay any additional taxes, duties, assessments or other governmental charges of whatever nature (other than withholding taxes), we will pay as additional amounts on the subordinated debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

REDEMPTION OR EXCHANGE

        Subject to prior approval of the Federal Reserve, if required, we may redeem the subordinated debentures prior to maturity:

        - on or after February 1, 2006, in whole at any time or in part from time to time;

        - in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

        - at any time, to the extent of any preferred securities we repurchase, plus a proportionate amount of the common securities we hold.

        In each case, we will pay a redemption price equal to the accrued and unpaid interest on the subordinated debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed subordinated debentures.

        Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of subordinated debentures to be redeemed at its registered address. Redemption of less than all outstanding subordinated debentures must be effected proportionately, by lot or in any other manner deemed to be fair by the indenture trustee. Unless we default in payment of the redemption price for the subordinated debentures, on and after the redemption date, interest will no longer accrue on the subordinated debentures or the portions of the subordinated debentures called for redemption.

        The subordinated debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

        As described under "Description of the Preferred Securities -- Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, the subordinated debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our reasonable efforts to list the subordinated debentures on the Nasdaq National Market or national stock exchange or other national quotation system on which the preferred securities are then listed, if any. There can be no assurance as to the market price of any subordinated debentures that may be distributed to the holders of preferred securities.

RESTRICTIONS ON PAYMENTS

        We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the subordinated debentures, an event of default has occurred and is continuing under the indenture or we are in default with respect to our obligations under the guarantee.

        If either of these events shall have occurred, we will not:

        - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, noncash dividends in connection with the implementation of a shareholder rights plan, or the issuance of stock under any plan in the future, or the redemption or repurchase of any such rights pursuant thereto, purchase of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

        - make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the subordinated debentures;

        - make or allow any of our subsidiaries to make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the subordinated debentures (other than payments under the guarantee); or

        - redeem, purchase or acquire less than all of the subordinated debentures or any of the preferred securities.

SUBORDINATION

        The subordinated debentures are subordinated and junior in right of payment to all of our senior and subordinated debt (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of Glacier Bancorp, Inc., the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of subordinated debentures will be entitled to receive or retain any payment in respect of the subordinated debentures.

        If the maturity of any subordinated debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to such holders, including any amounts due upon acceleration, before the holders of the subordinated debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the subordinated debentures.

        No payments of principal or interest on the subordinated debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt.

        The term "debt" means, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

        -       every obligation of the entity for money borrowed;

        - every obligation of the entity evidenced by bonds, subordinated debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

        - every reimbursement obligation of the entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the entity;

        - every obligation of the entity issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

        -       every capital lease obligation of the entity; and

        - every obligation of the type referred to in the first five points of another entity and all dividends of another entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

        The term "senior debt" means the principal of and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on debt, whether incurred on or prior to the date of the indenture or incurred after the date. Senior debt also includes all indebtedness, whether incurred on or prior to the date of the indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements. However, senior debt will not be deemed to include:

        - any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the subordinated debentures or to other debt which is equal with, or subordinated to, the subordinated debentures;

        - any of our debt that, when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

        -       any debt of ours to any of our subsidiaries;

        -       any debt of ours to any of our employees;

        - any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

        -       debt which constitutes subordinated debt.

        The term "subordinated debt" means the principal of, premium and interest on debt, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the subordinated debentures. However, subordinated debt will not be deemed to include:

        - any of our debt which, when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

        -       any debt of ours to any of our subsidiaries;

        -       any debt of ours to any of our employees;

        - any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

        -       debt which constitutes senior debt; and

        - any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

        We are a bank holding company and almost all of our operating assets are owned by our subsidiary banks. We rely primarily on dividends from our bank subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. We are a legal entity separate and distinct from our subsidiaries. There are regulatory limitations on the payment of dividends directly or indirectly to us from our bank subsidiaries. In addition, our bank subsidiaries are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, us and their other affiliates. Accordingly, the subordinated debentures will be effectively subordinated to all existing and future liabilities of our bank subsidiaries.

        Also, as a bank holding company, our right to participate in any distribution of assets of any bank subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the preferred securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors), except to the extent we may be recognized as a creditor of that subsidiary. At September 30, 2000, our subsidiaries had total liabilities, including deposits, of approximately $900 million. Accordingly, the subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries (including deposit liabilities) and all liabilities of any of our future subsidiaries. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of us or any subsidiary, including senior indebtedness.

PAYMENT AND PAYING AGENTS

        Generally, payment of principal of and interest on the subordinated debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (1) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the subordinated debentures, or (2) transfer to an account maintained by the person entitled thereto as specified in the register of holders of the subordinated debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on subordinated debentures will be made to the person in whose name the subordinated debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

        Any moneys deposited with the indenture trustee or any paying agent for the subordinated debentures, or then held by us in trust, for the payment of the principal of or interest on the subordinated debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on May 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holders of the subordinated debentures will thereafter look, as a general unsecured creditor, only to us for payment.

REGISTRAR AND TRANSFER AGENT

        The indenture trustee will act as the registrar and the transfer agent for the subordinated debentures. Subordinated debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the subordinated debentures.

        If we redeem any of the subordinated debentures, neither we nor the indenture trustee will be required to (1) issue, register the transfer of or exchange subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (2) transfer or exchange any subordinated debentures so selected for redemption, except, in the case of any subordinated debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

        We and the indenture trustee may, from time to time without the consent of the holders of the subordinated debentures, amend or waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the subordinated debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding subordinated debentures. However, without the consent of the holder of each outstanding subordinated debenture affected by the proposed modification, no modification may:

        -       extend the maturity date of the subordinated debentures;

        - reduce the principal amount or the rate or extend the time of payment of interest; or

        - reduce the percentage of principal amount of subordinated debentures required to amend the indenture.

        As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the subordinated debentures, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities or, if such modification or waiver requires the consent of each holder of the outstanding subordinated debentures, such modification or waiver may not occur without the prior consent of each holder of the outstanding preferred securities.

SUBORDINATED DEBENTURE EVENTS OF DEFAULT

        The indenture provides that any one or more of the following events with respect to the subordinated debentures that has occurred and is continuing constitutes an event of default under the indenture:

        - our failure to pay any interest on the subordinated debentures for 30 days after the due date, except where we have properly deferred the interest payment;

        - our failure to pay any principal on the subordinated debentures when due, whether at maturity, upon redemption or otherwise;

        - our failure to observe or perform in any material respect other covenants contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the subordinated debentures; or

        - our bankruptcy, insolvency or reorganization or the dissolution of the trust.

        The holders of a majority of the aggregate outstanding principal amount of the subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the subordinated debentures, may declare the principal due and payable immediately upon an event of default under the indenture. For as long as any preferred securities remain outstanding, upon an event of default under the indenture and the failure by the indenture trustee or the holder of 25% in aggregate principal amount of subordinated debentures to declare the principal on the subordinated debentures immediately due and payable, the holders of 25% in aggregate liquidation amount of the preferred securities may make such declaration.

        The holders of a majority of the outstanding principal amount of the subordinated debentures may annul the declaration and waive the default if that default has been cured and any other defaults have been cured or properly waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. If the subordinated debentures are held by trust or the property trustee, the holders of a majority in liquidation amount of the preferred securities must consent to the waiver.

        If an event of default under the indenture has occurred and is continuing, the property trustee, as holder of the subordinated debentures, will have the right to declare the principal of and the interest on the subordinated debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the subordinated debentures.

        We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

        If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the subordinated debentures on the date on which the payment is due and payable, a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

        The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the subordinated debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

        We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

        - if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations under the subordinated debentures;

        - immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

        -       other conditions as prescribed in the indenture are met.



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

SATISFACTION AND DISCHARGE

        The indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged our obligations under the indenture, when all subordinated debentures not previously delivered to the indenture trustee for cancellation:

        -       have become due and payable; and

        - will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

        We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

        The indenture and the subordinated debentures will be governed by and construed in accordance with Delaware law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

        The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

        We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

        - to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

        - not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if then required;

        - to use our reasonable efforts to cause the trust (1) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of subordinated debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (2) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes; and

        - to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the subordinated debentures.

                               BOOK-ENTRY ISSUANCE

GENERAL

        DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the subordinated debentures in the event of the distribution of the subordinated debentures to the holders of preferred securities. Except as described, the preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

        DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of preferred securities within the DTC system must be made by or through direct participants, which receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security ("beneficial owner") is, in turn, recorded on the direct and indirect participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants in DTC through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry system for the preferred securities is discontinued.

        DTC will have no knowledge of the actual beneficial owners of the preferred securities: DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to Cede & Co., as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

        Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC will mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

DISTRIBUTION OF FUNDS

        The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITORIES AND TERMINATION OF BOOK-ENTRY SYSTEM

        DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee and us. If no successor securities depositary is obtained, definitive preferred securities representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

                          DESCRIPTION OF THE GUARANTEE

        The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

        We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the preferred securities, as and when due, regardless of any defense or counterclaim that the trust may have or assert other than the defense of payment.

        The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

        - any accumulated and unpaid distributions required to be paid on the preferred securities;

        - with respect to any preferred securities called for redemption, the redemption price; and

        - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with the distribution of subordinated debentures to the holders of preferred securities or a redemption of all of the preferred securities), the lesser of:

        (1) the aggregate of the liquidation amount and all accumulated and unpaid distributions on the preferred securities; and

        (2) the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

        We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

        The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the subordinated debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

STATUS OF THE GUARANTEE

        The guarantee constitutes our unsecured obligation that ranks junior in right of payment to all of our senior and subordinated debt in the same manner as the subordinated debentures and senior to our capital stock. We expect from time to time that we and our subsidiaries will incur additional indebtedness. None of the indenture, the trust agreement or the guarantee limit the amounts of the obligations that we or any of our subsidiaries may incur.

        The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

        The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the subordinated debentures to the holders of the preferred securities. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

AMENDMENTS AND ASSIGNMENT

        Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities -- Voting Rights; Amendment of Trust Agreement."

EVENTS OF DEFAULT; REMEDIES

        An event of default under the guarantee will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee.

        Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

        We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee.

TERMINATION OF THE GUARANTEE

        The guarantee will terminate and be of no further force and effect upon:

        - full payment of the redemption price of the preferred securities;

        - full payment of the amounts payable upon liquidation of the trust; or

        - distribution of the subordinated debentures to the holders of the preferred securities.

        If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

        The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

EXPENSE AGREEMENT

        We will, pursuant to the Agreement as to Expenses and Liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third-party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

GOVERNING LAW

        The guarantee will be governed by Delaware law.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                  THE SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

        We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the subordinated debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

        If and to the extent that we do not make payments on the subordinated debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

        As long as payments of interest and other payments are made when due on the subordinated debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

        - the aggregate principal amount of the subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

        - the interest rate and interest and other payment dates on the subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

        - we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

        - the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

        A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the subordinated debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the subordinated debentures would constitute an event of default under the trust agreement.

LIMITED PURPOSE OF THE TRUST

        The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a subordinated debenture is that a holder of a subordinated debenture is entitled to receive from us the principal amount of and interest accrued on subordinated debentures held, while a holder of preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distribution.

RIGHTS UPON TERMINATION

        Upon any voluntary or involuntary dissolution of the trust involving the liquidation of the subordinated debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See " Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

        Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the subordinated debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the subordinated debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                         FEDERAL INCOME TAX CONSEQUENCES

GENERAL

        The following summary of the material federal income tax considerations that may be relevant to the purchasers of preferred securities represents the opinion of Graham & Dunn PC, counsel to us and the trust insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

        No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of preferred securities.

        Moreover, the discussion generally focuses on holders of preferred securities who are individual citizens or residents of the United States and who acquire preferred securities on their original issue at their offering price and hold preferred securities as capital assets. The discussion has only limited application to corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of preferred securities.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

        In the opinion of Graham & Dunn PC, tax counsel for us and the trust, the subordinated debentures will be classified for federal income tax purposes as our indebtedness under current law, and, by acceptance of a preferred security, each holder covenants to treat the subordinated debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the subordinated debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service or, if challenged, that it will be sustained. The remainder of this discussion assumes that the subordinated debentures will be classified for federal income tax purposes as our indebtedness.

CLASSIFICATION OF THE TRUST

        With respect to the preferred securities, Graham & Dunn PC, tax counsel for us and the trust, has rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, each holder of preferred securities generally will be treated as owning an undivided beneficial interest in the subordinated debentures and, except as described below with respect to any Original Issue Discount ("OID"), each holder will be required to include in its gross income any interest with respect to the subordinated debentures at the time such interest is accrued or is received, in accordance with the holder's method of accounting.

INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

        United States persons (including cash basis taxpayers) that hold debt instruments issued with OID must generally include such OID in income as it accrues on a constant yield method, even if there is not a corresponding receipt of cash attributable to such income. A debt instrument such as the subordinated debentures will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the subordinated debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we have a history of declaring dividends on our common stock and we would be unable to continue making these dividends if we deferred our payments under the subordinated debentures.

        If the possibility that we will exercise our option to defer any payment of interest were determined not to be "remote" or if we actually exercised our option to defer the payment of interest, the subordinated debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the subordinated debentures remained outstanding. In such event, all of a United States person's taxable interest income in respect of the subordinated debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of such person's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of preferred securities would be required to include such OID in gross income even though we would not make any actual cash payments during an Extension Period.

        Because income on the preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

MARKET DISCOUNT AND ACQUISITION PREMIUM

        Holders of preferred securities other than a holder who purchased the preferred securities upon original issuance may be considered to have acquired their undivided interests in the subordinated debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the preferred securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

        Under the circumstances described under "Description of the Preferred Securities -- Redemption or Exchange" and "-- Liquidation Distribution Upon Dissolution," the subordinated debentures may be distributed to holders of preferred securities upon a liquidation of the trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the subordinated debentures received in the liquidation equal to the holder's aggregate tax basis in the preferred securities immediately before the distribution. A holder's holding period in subordinated debentures received in liquidation of the trust would include the period for which the holder held the preferred securities.

        If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the preferred securities. Under certain circumstances described herein, the subordinated debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed preferred securities, and a holder for federal income tax purposes should recognize gain or loss as if the holder sold the preferred securities for cash.

DISPOSITION OF PREFERRED SECURITIES

        A holder that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includible in the holder's gross income to the date of disposition and decreased by payments other than qualified stated interest received on the preferred securities to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale.

        The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying subordinated debentures. A holder that disposes of its preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the subordinated debentures through the date of disposition in income as ordinary income and to add the amount to its adjusted tax basis in its proportionate share of the underlying subordinated debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. The adjusted basis would include, in the form of OID, all accrued but unpaid interest. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

        The amount of qualified stated interest, or, if applicable, OID, accrued on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the Internal Revenue Service on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

        The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of preferred securities. Holders of preferred securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              ERISA CONSIDERATIONS

        Employee benefit plans and individual retirement accounts (collectively, "Plans") that are subject to the Employee Retirement Income Security Act of 1974, and/or Section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies applicable fiduciary standards and other requirements applicable to investments by the Plan.

        In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain Plans. These Plans generally include Plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or Plans for which we or any of our affiliates provide services. The acquisition and ownership of preferred securities by a Plan with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption.

        As a result, Plans with respect to which we or any of our affiliates are a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

                                  UNDERWRITING

        We and the trust intend to offer the preferred securities through a number of underwriters. We, the trust, and D.A. Davidson, acting as the representative of the underwriters named below, have entered into an underwriting agreement with respect to the preferred securities. Subject to the underwriting agreement, each of the underwriters severally and not jointly has agreed to purchase the number of preferred securities set forth opposite its name below.

            Underwriter                           Number of Preferred Securities
D.A. Davidson & Co..................

                TOTAL...............                       1,400,000

        The underwriting agreement provides that, subject to the terms and conditions of that agreement, the underwriters will purchase all of the preferred securities on a firm commitment basis, meaning that the underwriters will purchase all of the preferred securities if they purchase any of them. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters have advised us and the trust that they propose to offer the preferred securities to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $____ per share. The underwriters may allow and such dealers may re-allow a concession not in excess of $_____ per share to other dealers. After the preferred securities are released for sale to the public, the underwriters may change the offering price and other selling terms.

        In view of the fact that the proceeds of the sale of the preferred securities will ultimately be used to purchase subordinated debentures from us, the underwriting agreement provides that we will pay as compensation to the underwriters the following fees:

                                                            Underwriting Fees
Per Preferred Security............                          $

       TOTAL......................                          $

        In addition to the underwriting fees, we have agreed to reimburse the underwriters up to a maximum of $75,000 for their expenses, including attorneys' fees that they incur in connection with this offering.

        In connection with the offering, the underwriters and their affiliates may engage in transactions, effected in accordance with Rule 104 of the SEC's Regulation M, that are intended to stabilize, maintain or otherwise affect the market price of the preferred securities. These transactions may include transactions in which the underwriters create a short position for their own account by selling more preferred securities than they are committed to purchase from the trust. In such a case, to cover all or part of the short position, the underwriters may purchase preferred securities in the open market following completion of the initial offering. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase, the preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the preferred securities. Any of these transactions may result in the maintenance of a price for the preferred securities at a level above that which might otherwise prevail in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the preferred securities. The underwriters are not required to engage in any of these transactions, and may discontinue any of these transactions at any time without notice. We and the trust have agreed to indemnify the underwriters against liabilities arising from the offering of the preferred securities, including civil liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in connection with those liabilities.

        The underwriters have advised us that they do not intend to confirm any sales of preferred securities to any discretionary accounts. The underwriters will comply with Rule 2810 under the NASD Conduct Rules when they offer and sell the preferred securities because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation.

        The underwriters and their affiliates may provide investment banking services for us or our affiliates in the future for which they would expect to receive customary fees and commissions. D.A. Davidson & Co. has performed investment banking services for us in the past and is currently providing financial advisory services to us in connection with our proposed merger with WesterFed, for which it has received or will receive customary compensation.

        We have applied to have the preferred securities quoted on the Nasdaq National Market under the symbol "GBCIP."

                                  LEGAL MATTERS

        Legal matters, including matters relating to federal income tax considerations, for us and the trust will be passed upon by Graham & Dunn PC, Seattle, Washington, counsel to us and the trust. Certain legal matters will be passed upon for the underwriters by Dorsey & Whitney LLP, Great Falls, Montana and Minneapolis, Minnesota. Graham & Dunn PC and Dorsey & Whitney LLP may rely on the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware, as to matters of Delaware law.

                                     EXPERTS

        The consolidated financial statements of Glacier as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, are incorporated by reference herein and in the Registration Statement filed by Glacier in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report, dated October 19, 2000, contains explanatory paragraphs indicating (i) that KPMG did not audit either the 1997 or 1998 financial statements of Mountain West Bank acquired by Glacier Bancorp, Inc. on February 4, 2000 in a pooling of interests; those statements were audited by other auditors whose report has been furnished to KPMG, and KPMG's opinion, insofar as it relates to the amounts included for Mountain West Bank in the 1997 and 1998 consolidated financial statements of Glacier Bancorp, Inc., is based solely on the report of the other auditors; and
(ii) the consolidated financial statements give retroactive effect to the merger of Glacier Bancorp, Inc. and Mountain West Bank on February 4, 2000, which has been accounted for as a pooling of interests.

        The audited financial statements as of March 31, 1999 and for the years ended March 31, 1999 and 1998 of Mountain West Bank (a subsidiary of Glacier) have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference herein from Glacier's Current Report on Form 8-K dated December 14, 2000. Such financial statements (not separately presented), to the extent they have been included in the Glacier's financial statements, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of WesterFed as of December 31, 1999 and June 30, 1999 and for the six months ended December 31, 1999 and for each of the years in the three-year period ended June 30, 1999 are incorporated by reference herein and in the Registration Statement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

        This prospectus is a part of a Registration Statement on Form S-3 filed by us and the trust with the Securities and Exchange Commission under the Securities Act, with respect to the preferred securities, the subordinated debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site. The address of that site is http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1400, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

        The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934, and, although the trust will become subject to such requirements upon the effectiveness of the Registration Statement, it is not expected that the trust will be required to file separate reports under the Securities Exchange Act of 1934.

        Each holder of the preferred securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

                       DOCUMENTS INCORPORATED BY REFERENCE

        We "incorporate by reference" into this prospectus the information in documents we file, or WesterFed files, with the SEC, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the specified information and documents listed below:

        (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed in paper copy with the SEC on March 31, 2000, and electronically as a conforming copy on April 4, 2000;

        (2) our Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000, filed with the SEC on May 12, August 14 and November 7, 2000, respectively;

        (3) our amendment, on Form 10-QA, to our Quarterly Report for the quarter ended September 30, 2000, filed with the SEC on November 14, 2000;

        (4) our Current Report or Form 8-K filed on December 14, 2000, which restates our audited financial statements to reflect a pooling of interests transaction consummated on February 4, 2000;

        (5) our Current Report on Form 8-K filed with the SEC on December 22, 2000;

        (6) the Audited Consolidated Financial Statements and notes thereto appearing on pages 21 through 55 of WesterFed's Annual Report appearing as Exhibit 13 to WesterFed's Annual Report on Form 10-K for the six months ended December 31, 1999, filed with the SEC on March 30, 2000; and

        (7) the financial statements contained under Item 1 to WesterFed's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed with the SEC on November 6, 2000.

        We also incorporate by reference any filings we or WesterFed make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold.

        You may request a copy of these filings at no cost by contacting us at the following address:

                              Glacier Bancorp, Inc.
                                 49 Commons Loop
                            Kalispell, Montana 59901
                            Attn: Michael J. Blodnick
                                 (406) 756-4234

           UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

        On September 14, 2000, we executed a definitive agreements to acquire, though our Idaho subsidiary Mountain West Bank, from Wells Fargo & Company seven bank branches located in Idaho and Utah. We will acquire a total of approximately $187 million in deposits and approximately $52 million in loans. The total purchase price will depend on the total deposits, cash, assets and loans at the branches determined immediately prior to closing. We estimate that the total purchase price will be approximately $21 million. The branch acquisition is subject to various closing conditions, and is expected to close in March 2001. See "Summary -- Pending Transactions -- Wells Fargo Branch Acquisition."

        On September 20, 2000, we entered into a merger agreement with WesterFed Financial Corporation whereby we will acquire WesterFed for approximately $93 million. We anticipate that the consideration will include approximately 4.8 million shares of our common stock, assuming a Glacier stock price of $12.25, the payment of approximately $38 million in cash for all of the outstanding shares of WesterFed. The total number of shares and the amount of cash are subject to certain adjustments provided for by formula in the definitive agreement. Consummation of the merger is subject to a number of conditions, including receipt of approval from banking regulators, WesterFed shareholders and our shareholders. See "Summary -- Pending Transactions -- WesterFed Merger."

        The following unaudited combined condensed pro forma financial statements consist of an unaudited pro forma combined statement of financial condition as of September 30, 2000, and unaudited pro forma combined statements of operations for the nine-month period ended September 30, 2000 and the year ended December 31, 1999 and related notes. The pro forma statement of financial condition has been prepared assuming the merger with WesterFed and the acquisition of the Wells Fargo branches each occurred on September 30, 2000. The pro forma combined statements of operations have been prepared assuming that the merger with WesterFed and the acquisition of the Wells Fargo branches each occurred on the first day of the period. The unaudited pro forma combined statements of operations are not necessarily indicative of operating results which would have been achieved had the WesterFed merger and the Wells Fargo branch acquisition been consummated as of the beginning of the period presented and should not be construed as representative of future results. The unaudited combined condensed pro forma financial statements should be read in conjunction with the historical financial statements and the related notes thereto for WesterFed and us incorporated by reference into this prospectus.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF FINANCIAL CONDITION AS OF SEPTEMBER 30, 2000

---------------------------------------------------------------    Glacier                              Pro forma
(amounts in thousands except per share data)                     Bancorp, Inc.       WesterFed         Adjustments (1)
---------------------------------------------------------------  -------------      -----------       ------------
ASSETS
Cash on hand and in banks .....................................   $    33,700            15,289                 --
Interest bearing cash deposits ................................         4,255             1,338                 --
                                                                  -----------       -----------        -----------
      Cash and cash equivalents ...............................        37,955            16,627                 --

Investments
      Investment securities, held-to-maturity .................            --            75,980                357 (c)
      Investment securities, available-for-sale ...............       203,849           145,020            (28,692)(b)
                                                                  -----------       -----------        -----------
           Total Investments ..................................       203,849           221,000            (28,335)

Loans receivable ..............................................       730,834           628,176            (12,513)(c)
Allowance for losses ..........................................        (7,808)           (6,225)                --
                                                                  -----------       -----------        -----------
           Total Loans, net ...................................       723,026           621,951            (12,513)

Premises and equipment, net ...................................        25,005            25,118              2,000 (c)
Real estate and other assets owned ............................            97               272                 --
Federal Home Loan Bank of Seattle stock, at cost ..............        16,146            12,852                 --
Federal Reserve stock, at cost ................................         1,639                --                 --
Accrued interest receivable ...................................         6,233             7,284                 --
Core deposit intangible .......................................         1,597             2,961             10,914 (c)
Goodwill ......................................................         5,031            14,264            (14,264)(c)
                                                                                                            20,408 (c)
Deferred income taxes .........................................         1,512                --             (1,512)
Other assets ..................................................         3,951            10,680              1,721 (c)
                                                                  -----------       -----------        -----------
      Total assets ............................................   $ 1,026,041           933,009            (21,581)
                                                                  ===========       ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits - non-interest bearing ...............................   $   152,022            40,085                 --
Deposits - interest bearing ...................................       564,965           569,028             (2,555)(c)
Advances from Federal Home Loan Bank of Seattle ...............       177,909           203,558             (2,478)(c)
Securities sold under agreements to repurchase ................        20,699             8,753                 --
Other borrowed funds ..........................................         7,985               202                 --
Accrued interest payable ......................................         3,387             8,069                 --
Current income taxes ..........................................           941               729                 --
Deferred income taxes .........................................            --               817              1,009 (c)
                                                                                                            (1,512)
Other liabilities .............................................         5,970             9,777              4,925 (c)
Minority Interest .............................................           325                --                 --
                                                                  -----------       -----------        -----------
      Total liabilities .......................................       934,203           841,018               (611)
                                                                  -----------       -----------        -----------

Trust preferred securities ....................................            --                --             15,000 (e)

Common stock, $.01 par value per share ........................           114                57                (57)(a)
                                                                                                                45 (b)
Paid-in capital ...............................................       101,756            71,017            (71,017)(a)
                                                                                                            55,976 (b)
Common stock acquired by ESOP/RRP .............................            --            (1,892)             1,892 (a)
Treasury stock, at cost .......................................            --           (33,537)            33,537 (a)
Retained earnings - substantially restricted ..................        (6,057)           57,875            (57,875)(a)
Accumulated other comprehensive loss ..........................        (3,975)           (1,529)             1,529 (a)
                                                                  -----------       -----------        -----------
      Total stockholders' equity ..............................        91,838            91,991            (35,970)
                                                                  -----------       -----------        -----------
             Total liabilities and stockholders' equity .......   $ 1,026,041           933,009            (21,581)
                                                                  ===========       ===========        ===========


                                                                                                         Glacier
                                                                  Glacier and                         Bancorp, Inc.
                                                                   WesterFed        Idaho/Utah            after
                                                                   Combined          Branches   (1)   acquisitions
                                                                  -----------       -----------     ----------------
ASSETS
Cash on hand and in banks .....................................        48,989             4,156            53,145
Interest bearing cash deposits ................................         5,593            20,000 (e)        25,593
                                                                  -----------       -----------       -----------
      Cash and cash equivalents ...............................        54,582            24,156            78,738

Investments
      Investment securities, held-to-maturity .................        76,337                --            76,337
      Investment securities, available-for-sale ...............       320,177           105,490           425,667
                                                                  -----------       -----------       -----------
           Total Investments ..................................       396,514           105,490           502,004

Loans receivable ..............................................     1,346,497            51,714         1,398,211
Allowance for losses ..........................................       (14,033)             (517)          (14,550)
                                                                  -----------       -----------       -----------
           Total Loans, net ...................................     1,332,464            51,197         1,383,661

Premises and equipment, net ...................................        52,123             5,657            57,780
Real estate and other assets owned ............................           369                --               369
Federal Home Loan Bank of Seattle stock, at cost ..............        28,998                --            28,998
Federal Reserve stock, at cost ................................         1,639                --             1,639
Accrued interest receivable ...................................        13,517                --            13,517
Core deposit intangible .......................................        15,472             4,682 (d)        20,154
Goodwill ......................................................        25,439            16,083 (d)        41,522

Deferred income taxes .........................................            --                --                --
Other assets ..................................................        16,352                --            16,352
                                                                  -----------       -----------       -----------
      Total assets ............................................     1,937,469           207,265         2,144,734
                                                                  ===========       ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits - non-interest bearing ...............................       192,107            30,519           222,626
Deposits - interest bearing ...................................     1,131,438           156,323         1,287,761
Advances from Federal Home Loan Bank of Seattle ...............       378,989                --           378,989
Securities sold under agreements to repurchase ................        29,452                --            29,452
Other borrowed funds ..........................................         8,187                --             8,187
Accrued interest payable ......................................        11,456               423            11,879
Current income taxes ..........................................         1,670                --             1,670
Deferred income taxes .........................................           314                --               314

Other liabilities .............................................        20,672                --            20,672
Minority Interest .............................................           325                --               325
                                                                  -----------       -----------       -----------
      Total liabilities .......................................     1,774,610           187,265         1,961,875
                                                                  -----------       -----------       -----------

Trust preferred securities ....................................        15,000            20,000 (e)        35,000

Common stock, $.01 par value per share ........................           159                --               159

Paid-in capital ...............................................       157,732                --           157,732

Common stock acquired by ESOP/RRP .............................            --                --                --
Treasury stock, at cost .......................................            --                --                --
Retained earnings - substantially restricted ..................        (6,057)               --            (6,057)
Accumulated other comprehensive loss ..........................        (3,975)               --            (3,975)
                                                                  -----------       -----------       -----------
      Total stockholders' equity ..............................       147,859                --           147,859
                                                                  -----------       -----------       -----------
             Total liabilities and stockholders' equity .......     1,937,469           207,265         2,144,734
                                                                  ===========       ===========       ===========

   (1) See accompanying notes to unaudited combined condensed pro forma financial statements to which specific references above also refer.

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000


                                                                                                            Glacier and
------------------------------------------------------------    Glacier                    Pro forma         WesterFed
     (amounts in thousands, except per share data)            Bancorp, Inc.  WesterFed    Adjustments (1)    Combined
------------------------------------------------------------  -------------  ----------   -----------       -----------
Interest income
      Loans ................................................   $   46,338        39,268         1,341 (e)        86,947
      Investments and interest bearing deposits ............       11,601        13,862        (1,423)(e)       23,986
                                                                                                  (54)(e)
                                                               ----------    ----------    ----------       ----------
      Total interest income ................................       57,939        53,130          (136)         110,933

Interest expense
      Deposits .............................................       16,246        19,527           639 (e)       36,412
      Borrowings ...........................................       11,114        10,819           620 (e)       22,553
      Trust preferred securities ...........................           --            --         1,170 (e)        1,170
                                                               ----------    ----------    ----------       ----------
      Total interest expense ...............................       27,360        30,346         2,429           60,135

      Net interest income ..................................       30,579        22,784        (2,565)          50,798
Provision for loan losses ..................................        1,483         1,350            --            2,833
                                                               ----------    ----------    ----------       ----------
      Net interest income after provision for loan losses...       29,096        21,434        (2,565)          47,965

Non-interest income
      Fees and service charges .............................        7,255         6,099            --           13,354
      Net gains on sale of  loans ..........................        1,512           245            --            1,757
      Net losses on sale of investments ....................           (5)       (1,068)           --           (1,073)
      Gain on sale of branch offices .......................                      1,878                          1,878
      Other income .........................................        1,335           514          (184)(e)        1,665
                                                               ----------    ----------    ----------       ----------
      Total non-interest income ............................       10,097         7,668          (184)          17,581

Non-interest expense
      Employee compensation and benefits ...................       12,078         9,046                         21,124
      Occupancy & equipment ................................        3,568         2,809            60 (e)        6,437
      Other expense ........................................        6,985         5,809            --           12,794
      Deposit premium amortization .........................          149           439           818 (e)        1,406
      Goodwill amortization ................................          270           500           230 (e)        1,000
      Minority interest ....................................           45            --            --               45
                                                               ----------    ----------    ----------       ----------
      Total non-interest expense ...........................       23,095        18,603         1,108           42,806

Earnings before income taxes ...............................       16,098        10,499        (3,857)          22,740
Federal and state income tax expense .......................        5,825         4,038        (1,414)           8,449
                                                               ----------    ----------    ----------       ----------

      Net earnings .........................................   $   10,273         6,461        (2,443)          14,291
                                                               ==========    ==========    ==========       ==========

Average common shares outstanding - basic ..................       11,439         3,959                         15,794
Average common shares outstanding - diluted ................       11,548         4,075                         16,031
Basic net earnings per share of common stock ...............   $     0.90          1.63                           0.90
Diluted net earnings per share of common stock .............   $     0.89          1.59                           0.89



                                                                                 Glacier
                                                                               Bancorp Inc.
                                                              Idaho/Utah        Pro Forma
                                                                Branches (1)    Combined
                                                              -----------      ----------
Interest income
      Loans ................................................        3,530          90,477
      Investments and interest bearing deposits ............        6,730          30,716
                                                               ----------      ----------
      Total interest income ................................       10,260         121,193

Interest expense
      Deposits .............................................        5,042          41,454
      Borrowings ...........................................                       22,553
      Trust preferred securities ...........................        1,560(e)        2,730
                                                               ----------      ----------
      Total interest expense ...............................        6,602          66,737

      Net interest income ..................................        3,658          54,456
Provision for loan losses ..................................           89           2,922
                                                               ----------      ----------
      Net interest income after provision for loan losses...        3,569          51,534

Non-interest income
      Fees and service charges .............................        1,367          14,721
      Net gains on sale of  loans ..........................           --           1,757
      Net losses on sale of investments ....................           --          (1,073)
      Gain on sale of branch offices .......................           --           1,878
      Other income .........................................           --           1,665
                                                               ----------      ----------
      Total non-interest income ............................        1,367          18,948

Non-interest expense
      Employee compensation and benefits ...................        1,312          22,436
      Occupancy & equipment ................................          365           6,802
      Other expense ........................................          895          13,689
      Deposit premium amortization .........................          351(e)        1,757
      Goodwill amortization ................................          603(e)        1,603
      Minority interest ....................................           --              45
                                                               ----------      ----------
      Total non-interest expense ...........................        3,526          46,332

Earnings before income taxes ...............................        1,410          24,150
Federal and state income tax expense .......................          562           9,011
                                                               ----------      ----------

      Net earnings .........................................          848          15,139
                                                               ==========      ==========

Average common shares outstanding - basic ..................                      15,794
Average common shares outstanding - diluted ................                      16,031
Basic net earnings per share of common stock ...............                        0.96
Diluted net earnings per share of common stock .............                        0.94

   (1) See accompanying notes to unaudited combined condensed pro forma financial statements to which specific references above also refer.

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999


-----------------------------------------------------------------           Glacier                               Pro forma
      (amounts in thousands, except per share data)                      Bancorp, Inc.           WesterFed      Adjustments (1)
-----------------------------------------------------------------        -------------          ----------      -----------
Interest income

      Loans .....................................................          $   51,741              52,083             1,788 (e)
      Investments and interest bearing deposits .................              12,978              18,073            (1,897)(e)
                                                                                                                        (71)(e)
                                                                           ----------          ----------        ----------
      Total interest income .....................................              64,719              70,156              (180)

Interest expense
      Deposits ..................................................              16,494              24,941               852 (e)
      Borrowings ................................................              11,141              13,258               826 (e)
      Trust preferred securities ................................                  --                  --             1,560 (e)
                                                                           ----------          ----------        ----------
      Total interest expense ....................................              27,635              38,199             3,238

      Net interest income .......................................              37,084              31,957            (3,418)
Provision for loan losses .......................................               1,723               1,670                --
                                                                           ----------          ----------        ----------
      Net interest income after provision for loan losses .......              35,361              30,287            (3,418)

Non-interest income
      Fees and service charges ..................................               8,497               6,841                --
      Net gains on sale of  loans ...............................               3,108                 754                --
      Net gains on sale of investments ..........................                  23                 103                --
      Other income ..............................................               1,181                 686              (246)(e)
                                                                           ----------          ----------        ----------
      Total non-interest income .................................              12,809               8,384              (246)

Non-interest expense
      Employee compensation and benefits ........................              14,557              13,258                --
      Occupancy & equipment .....................................               4,172               3,808                80 (e)
      Other expense .............................................              10,011               8,507                --
      Deposit premium amortization ..............................                  51                 706             1,091 (e)
      Goodwill amortization .....................................                 254                 666               307 (e)
      Minority interest .........................................                  51                  --                --
                                                                           ----------          ----------        ----------
      Total non-interest expense ................................              29,096              26,945             1,478

Earnings before income taxes ....................................              19,074              11,726            (5,142)
Federal and state income tax expense ............................               6,722               4,411            (1,886)
                                                                           ----------          ----------        ----------

      Net earnings ..............................................          $   12,352               7,315            (3,256)
                                                                           ==========          ==========        ==========

Average common shares outstanding - basic .......................              11,393               4,303
Average common shares outstanding - diluted .....................              11,597               4,488
Basic net earnings per share of common stock ....................          $     1.08                1.70
Diluted net earnings per share of common stock ..................          $     1.06                1.63




                                                                                                                     Glacier
                                                                             Glacier                               Bancorp, Inc.
-----------------------------------------------------------------           WesterFed          Idaho/Utah              after
      (amounts in thousands, except per share data)                         Combined            Branches  (1)      acquisitions
-----------------------------------------------------------------          ----------         -----------          ------------
Interest income

      Loans .....................................................             105,612               4,706             110,318
      Investments and interest bearing deposits .................              29,083               8,973              38,056

                                                                           ----------          ----------          ----------
      Total interest income .....................................             134,695              13,679             148,374

Interest expense
      Deposits ..................................................              42,287               6,722              49,009
      Borrowings ................................................              25,225                                  25,225
      Trust preferred securities ................................               1,560               2,080 (e)           3,640
                                                                           ----------          ----------          ----------
      Total interest expense ....................................              69,072               8,802              77,874

      Net interest income .......................................              65,623               4,877              70,500
Provision for loan losses .......................................               3,393                 119               3,512
                                                                           ----------          ----------          ----------
      Net interest income after provision for loan losses .......              62,230               4,758              66,988

Non-interest income
      Fees and service charges ..................................              15,338               1,823              17,161
      Net gains on sale of  loans ...............................               3,862                  --               3,862
      Net gains on sale of investments ..........................                 126                  --                 126
      Other income ..............................................               1,621                  --               1,621
                                                                           ----------          ----------          ----------
      Total non-interest income .................................              20,947               1,823              22,770

Non-interest expense
      Employee compensation and benefits ........................              27,815               1,749              29,564
      Occupancy & equipment .....................................               8,060                 486               8,546
      Other expense .............................................              18,518               1,193              19,711
      Deposit premium amortization ..............................               1,848                 468 (e)           2,316
      Goodwill amortization .....................................               1,227                 804 (e)           2,031
      Minority interest .........................................                  51                  --                  51
                                                                           ----------          ----------          ----------
      Total non-interest expense ................................              57,519               4,700              62,219

Earnings before income taxes ....................................              25,658               1,881              27,578
Federal and state income tax expense ............................               9,247                 735               9,982
                                                                           ----------          ----------          ----------

      Net earnings ..............................................              16,411               1,146              17,577
                                                                           ==========          ==========          ==========

Average common shares outstanding - basic .......................              16,126                                  16,126
Average common shares outstanding - diluted .....................              16,534                                  16,534
Basic net earnings per share of common stock ....................                1.02                                    1.09
Diluted net earnings per share of common stock ..................                0.99                                    1.06



  (1) See accompanying notes to unaudited combined condensed pro forma financial statements to which specific references above also refer.

                      NOTES TO UNAUDITED COMBINED CONDENSED
                         PRO FORMA FINANCIAL STATEMENTS

NOTE A: BASIS OF PRESENTATION

The unaudited combined condensed pro forma statement of financial condition combines the historical consolidated statements of financial condition of Glacier, WesterFed, and the anticipated effects of the Branch Acquisitions in Idaho and Utah from Wells Fargo/First Security Bank of Utah as if the Merger and Branch Acquisitions had become effective on September 30, 2000. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2000, and the year ended December 31, 1999, combines the historical consolidated statements of operations of Glacier and WesterFed, and the anticipated effects of the Branch Acquisitions as if the Merger and Branch Acquisitions had become effective on January 1, 1999. Certain amounts in the historical financial statements of WesterFed have been reclassified in the unaudited combined condensed pro forma financial statements to conform to Glacier's historical financial statements.

The Merger and Branch Acquisition will be accounted for using the purchase method of accounting. Under this method of accounting, assets and liabilities acquired are adjusted to their estimated fair value and combined with the historical book values of the assets and liabilities of Glacier. Additionally, WesterFed's Common Stock, additional paid in capital, unrealized gains and losses on securities-available-for-sale, and retained earnings is eliminated. Applicable income tax effects of such adjustments are included as a component of Glacier's net deferred taxes with a corresponding offset to goodwill. The actual revaluation of the net assets acquired is subject to the completion of studies and evaluations by management and will be based on the estimated fair value of the net assets acquired at the Effective Dates of the Merger and Branch Acquisition.

Any transactions conducted in the ordinary course of business between Glacier, WesterFed, and Wells Fargo/First Security of Utah would be immaterial and, accordingly, have not been eliminated.

Following the Merger and, subject to regulatory approvals, Glacier may merge certain branches of Western Security Bank, a wholly-owned subsidiary of WesterFed, with other Glacier subsidiaries, and may close branches that are considered non-strategic or are located close to other branches of the combined company. The impact of any such merger, or closings is not expected to be material. Glacier also expects to achieve certain operating cost savings as a result of the Merger; however, no pro forma adjustment has been included in the unaudited pro forma combined financial information for the anticipated cost savings.

The branches acquired in the Branch Acquisitions will become branches of Mountain West Bank of Coeur d' Alene, Idaho, a wholly-owned subsidiary of Glacier.

NOTE B: PURCHASE PRICE OF WESTERFED

It is assumed that each WesterFed share will be exchanged for 1.1 shares of Glacier stock. The merger consideration to be paid to WesterFed stockholders is assumed to be $22.52 per share calculated by multiplying the closing price of Glacier stock, assumed to be $12.25, by 1.1, plus $9.05 per share. The total number of WesterFed Shares outstanding as of September 30, 2000 is 4,113,886. The actual merger consideration per share is subject to adjustment depending on the average price of Glacier stock prior to the Effective Date. If the actual merger consideration is adjusted, the actual results will differ from the pro forma information presented herein.

        Total purchase price consideration for accounting purposes is calculated as follows (in thousands, except per share amounts):

Acquisition of 4,113,886 shares of WesterFed Common Stock
      for total consideration of $22.52 per share...............................   $ 92,665
Valuation adjustment for stock option shares ...................................      1,348
Estimated direct acquisition costs..............................................      5,700
                                                                                   --------
        Total purchase price....................................................   $ 99,713
                                                                                   ========


It is assumed that 59% of the acquisition cost of WesterFed is paid through the issuance of Glacier Common Stock. The assumed value of these shares is $12.25. The actual value of these shares will be based on the average closing price of Glacier Common Stock for the 20 trading days ending on the 15th trading day prior to the completion of the Merger. The total number of Glacier common shares estimated to be issued is as follows (dollars in thousands, except share amounts):


Acquisition cost of WesterFed common stock .............................          $   92,665
Percentage to be paid through issuance of stock ........................                  59%
                                                                                  ----------
        Acquisition cost to be paid through the issuance of stock ......              54,673
Divided by the assumed value per share of shares issued ................          $    12.25
                                                                                  ----------
Total Glacier shares to be issued ......................................           4,463,102
                                                                                  ==========



The acquisition cost to be paid through the issuance of stock will be recorded as follows:


Acquisition cost to be paid through the issuance of common stock............ $56,021
Less par value of common stock issued.......................................     (45)
                                                                             -------
Additional paid-in capital.................................................. $55,976
                                                                             =======


The cash consideration is assumed to be funded with the proceeds of trust preferred securities and with the sale of investment securities which are classified as available-for-sale and whose carrying value approximates market value. The total cash consideration is assumed as follows:

Acquisition cost of WesterFed common stock...................................  $92,665
Percentage to be paid in cash at closing.....................................       41%
                                                                               -------
        Acquisition cost to be paid in cash...................................  37,993
Estimated direct acquisition costs............................................   5,700
                                                                               -------
Total acquisition costs paid in cash.......................................... $43,693
                                                                               =======

According to the terms of the agreement, the total that can be paid in cash to stockholders is limited to $41.3 million.

NOTE C: ALLOCATION OF PURCHASE PRICE OF WESTERFED

Certain matters are still pending that will have an effect on the ultimate allocation of the purchase price. Accordingly, the allocation of the purchase price has not been finalized and the portion of the purchase price allocated to fair value adjustments, identifiable intangibles and goodwill is subject to change.

Subject to the foregoing, the purchase price has been allocated as described below (in thousands):


WesterFed's net assets at September 30, 2000 .................................................                       $ 91,991

Increase (decrease) to WesterFed's net assets as a result of estimated fair value adjustments:
        Investment securities held-to-maturity ...............................................          $    357
        Premises and equipment ...............................................................             2,000
        Loans receivable, net ................................................................           (12,513)
        Deposits .............................................................................             2,555
        Accrued expenses(1) ..................................................................            (4,925)
        Borrowed funds .......................................................................             2,478
        Mortgage servicing rights ............................................................             1,721
        Core deposit intangible ..............................................................            10,914
                                                                                                        --------
                                                                                                        $  2,587
        Applicable income tax effects (2) ....................................................            (1,009)
                                                                                                        --------
Net fair value adjustments ...................................................................                          1,578
Eliminate WesterFed's existing goodwill ......................................................                        (14,264)
                                                                                                                     --------
Estimated fair value of identifiable tangible and intangible net assets ......................                       $ 79,305
Goodwill .....................................................................................                         20,408
                                                                                                                     --------
Total purchase price consideration ...........................................................                       $ 99,713
                                                                                                                     ========

(1) Includes $2,733,000 of estimated severance costs under existing WesterFed employment agreements.

(2) Estimated marginal tax rate of 39%.

NOTE D: BRANCH PURCHASE

The acquisition of the Idaho and Utah branches is structured as a purchase of assets and assumption of liabilities. With certain exceptions, all of the deposits of the branches, real and personal property at each of the branch locations, vault cash, and loans associated with the deposit accounts will be acquired. The net difference between the assets acquired and liabilities assumed, (estimated to be approximately $126.255 million), and acquisition consideration paid by Mountain West Bank of Coeur d'Alene, will be paid in cash by the selling banks. Such amounts ($105.490 million) are reflected as investment securities available for sale. The amounts shown in the Idaho/Utah Branches column on the unaudited combined condensed pro forma financial statements were based on information provided by the selling banks and Management's estimates of operating results.

The acquisition consideration paid is expected to be as follows:


        Core deposit intangible................................................     $ 4,682
        Goodwill...............................................................      16,083
                                                                                    -------
               Total acquisition consideration.................................     $20,765
                                                                                    =======


NOTE E: PRO FORMA ADJUSTMENTS

For the unaudited combined condensed pro forma statements of operations, the pro forma adjustments are based on the allocated purchase price of the net assets acquired based on the fair value estimates at September 30, 2000 described above.

Investment securities will be adjusted to fair value based on current securities yields and the fair value adjustment will be amortized to interest income as a yield adjustment using the level yield method over the average estimated life of the securities, currently estimated to be five years.

Loans receivable will be adjusted to fair value based on current loan interest rates and the fair value adjustment will be amortized to interest income as a yield adjustment using the level yield method over the average estimated life of the underlying loans receivable, currently estimated to be seven years.

Premises and equipment will be adjusted to fair value based on current market value evaluations and the new basis will be depreciated on a straight line basis over the remaining estimated economic life of the related assets, currently estimated at 25 years.

Mortgage servicing rights will be adjusted to fair value based on current market evaluations and the fair market value adjustment will be amortized on a straight line basis over the weighted average maturity of the associated loans, currently estimated to be seven years.

Interest-bearing time deposits will be adjusted to fair value based on current time deposit interest rates and the fair value adjustment will be amortized into interest expense using the interest method over the estimated duration of the related deposit, currently estimated to be three years.

Borrowed funds will be adjusted to fair value based on the current interest rates of borrowings and the fair value adjustment will be amortized to interest expense using the interest method over the contractual duration of the related borrowings, currently estimated to be three years.

For purposes of calculating pro forma adjustments, straight-line amortization has been used as any differences between the interest method and the straight-line method would not be significant.

Core deposit intangible will be amortized over the expected economic life, which is assumed to be ten years. It is anticipated that the amortization amount will be larger in the earlier years of the amortization period. Goodwill will be amortized over a twenty-year period on a straight-line basis.

Securities sold to fund the acquisition's cash consideration are estimated to be $28.229 million with an assumed interest rate of 6.72%.

In addition to the sale of securities, funding of the transactions will be obtained from proceeds of $35 million trust preferred securities to be issued by Glacier with an assumed interest rate of 9.5%. The amortization of origination costs over a five year call period will result in an effective interest cost of approximately 10.4%.

Pro forma combined weighted average shares outstanding is based on the number of shares assumed to be issued to WesterFed stockholders as described above combined with the actual weighted average shares outstanding for Glacier for the respective periods. No options to acquire WesterFed common stock are assumed to be outstanding after the Effective Date of the Merger.

The incremental effect on pro forma combined net earnings of the WesterFed purchase accounting adjustments for the year ended December 31, 1999 and the nine months ended September 30, 2000 is estimated to be an after-tax increase in expense as follows, using an estimated marginal tax rate of 39%:

                                                  Amortization    Quarterly        Annual
     (Dollars in thousands)          Adjustment    Period in     Amortization   Amortization
                                        Amount       Years          Amount        Amount
                                     ----------   ------------   ------------   ------------
Fair value adjustments:
  Investment securities .........    $    357            5         $   18         $    71
  Loans receivable ..............     (12,513)           7           (447)         (1,788)
  Premises and equipment ........       2,000           25             20              80
  Deposits ......................       2,555            3            213             852
  Accrued expenses ..............      (4,925)          --
  Borrowed funds ................       2,478            3            207             826
  Mortgage servicing rights .....       1,721            7             61             246
  Core deposit intangible .......      10,914           10            273           1,091
  Goodwill ......................       6,144           20             77             307
                                     --------                      ------         -------
Total adjustments ...............    $  8,731                         422           1,685
                                     ========
  Income taxes ..................                                     134             537
                                                                   ------         -------
Incremental decrease on pro forma
  combined net earnings..........                                  $  288         $ 1,148
                                                                   ======         =======



     (Dollars in thousands)        Estimated amortization for the year ended  December 31,
                                      2001      2002       2003       2004       2005
                                    --------   -------    -------    -------    -------
Fair value adjustments:
  Investment securities .........   $    71    $    71    $    71    $    71    $    71
  Loans receivable ..............    (1,788)    (1,788)    (1,788)    (1,788)    (1,788)
  Premises and equipment ........        80         80         80         80         80
  Deposits ......................       852        852        852
  Accrued expenses ..............
  Borrowed funds ................       826        826        826
  Mortgage servicing rights .....       246        246        246        246        246
  Core deposit intangible .......     2,046      1,827      1,579      1,327      1,075
  Goodwill ......................       307        307        307        307        307
                                    -------    -------    -------    -------    -------
Total adjustments ...............     2,640      2,421      2,173        243         (9)

  Income taxes ..................       910        825        728        (25)      (123)
                                    -------    -------    -------    -------    -------
Incremental decrease on pro forma
  combined net earnings..........   $ 1,730    $ 1,596    $ 1,445    $   268    $   114
                                    =======    =======    =======    =======    =======

(F) PRO FORMA INCOME PER SHARE

Pro forma combined weighted average shares outstanding is based on the number of shares assumed to be issued to WesterFed shareholders as described above combined with the actual weighted average shares outstanding for Glacier for the respective periods.
                                      F-8

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary ..............................................................         1
Risk Factors .........................................................         9
Special Note Regarding Forward-Looking
      Statements .....................................................        16
Use of Proceeds ......................................................        17
Capitalization .......................................................        18
Accounting and Regulatory Treatment ..................................        18
Market for the Preferred Securities ..................................        19
Description of the Trust .............................................        19
Description of the Preferred Securities ..............................        20
Description of the Subordinated Debentures ...........................        32
Book-Entry Issuance ..................................................        41
Description of the Guarantee .........................................        42
Relationship Among the Preferred Securities, the Subordinated
      Debentures and the Guarantee ...................................        44
Federal Income Tax Consequences ......................................        46
ERISA Considerations .................................................        48
Underwriting .........................................................        49
Legal Matters ........................................................        50
Experts ..............................................................        50
Where You Can Find Information .......................................        51
Documents Incorporated By Reference ..................................        51


Unaudited Combined Condensed Pro Forma
      Financial Statements ...........................................        F-1

- YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT, AND OUR UNDERWRITERS HAVE NOT, AUTHORIZED ANY PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

- WE ARE NOT, AND OUR UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

- YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY.

- THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES.


================================================================================

================================================================================

                         1,400,000 PREFERRED SECURITIES

                                     GLACIER
                                 CAPITAL TRUST I

                        _____% CUMULATIVE TRUST PREFERRED
                                   SECURITIES

                           (LIQUIDATION AMOUNT $25 PER
                               PREFERRED SECURITY)

                     FULLY, IRREVOCABLY AND UNCONDITIONALLY
                                  GUARANTEED BY

                              GLACIER BANCORP, INC.

                                   ----------

                                 [GLACIER LOGO]

                                   $35,000,000
                          ____% SUBORDINATED DEBENTURES
                                       OF

                              GLACIER BANCORP, INC.

                                   ----------

                                   PROSPECTUS
                              ______________, 2001

                                   ----------

                               D.A. DAVIDSON & CO.


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Preferred Securities offered hereby.

Securities and Exchange Commission registration fee.............................           $  9,240
NASD filing fee.................................................................           $  4,000
Nasdaq National Market listing fee..............................................           $  1,000
Delaware taxes & fees (associated with formation of the trust)..................           $
Trustee fees....................................................................           $
Printing and mailing expenses...................................................           $
Legal fees and expenses.........................................................           $150,000
Accounting fees and expenses....................................................           $
Blue Sky fees and expenses (including fees of counsel)..........................           $  5,000
Miscellaneous expenses..........................................................           $
           Total................................................................           $_______
                                                                                           $_______


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Article VI of Glacier's Bylaws requires the indemnification of any person made or threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Registrant or any predecessor of the Registrant, or is or was serving at the request of the Registrant or any predecessor of the Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action, suit or proceeding to the fullest extent authorized under Section 145 of the DGCL; provided however, that the Registrant will not be liable for any amounts due in connection with a settlement of any action, suit or proceeding effected without the Registrant's prior written consent, or any action, suit or proceeding initiated by any person seeking indemnification pursuant to the Bylaws without the prior written consent of the Registrant.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

        Article 8 of Glacier's Certificate of Incorporation provides that the personal liability of the Registrant's directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the DGCL as it exists or may thereafter be in effect. Any amendment to, modification or repeal of such Article 8 shall not adversely affect the rights provided thereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to any such amendment, modification or repeal. Under the Trust Agreement, Glacier will agree to indemnify each of the Trustees of Glacier Capital Trust I or any predecessor Trustee for Glacier Capital Trust I, and to hold each Trustee harmless against any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement. Glacier and Glacier Capital Trust I have agreed to indemnify the Underwriters, and the Underwriters have agreed to indemnify Glacier and Glacier Capital Trust I against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the Underwriting Exhibit filed as Exhibit 1.1.

ITEM 16. EXHIBITS

        The exhibits are listed on the accompanying "Exhibit Index" on page II-5 hereof.

ITEM 17. UNDERTAKINGS

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (i) The undersigned Registrants hereby undertake that:

                (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana on December 21, 2000.

                                            GLACIER BANCORP, INC.

                                            By: /s/ MICHAEL J. BLODNICK
                                               ---------------------------------
                                               Michael J. Blodnick, President
                                               and Chief Executive Officer


                                            GLACIER CAPITAL TRUST I



                                            By: /s/ MICHAEL J. BLODNICK
                                               ---------------------------------
                                               Michael J. Blodnick, President
                                               and Administration Trustee





                                POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes and appoints John S. MacMillan, Michael J. Blodnick and James H. Strosahl, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

        Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 21, 2000.

                                            SIGNATURE AND TITLE

                                            By: /s/ MICHAEL J. BLODNICK
                                               ---------------------------------
                                               Michael J. Blodnick, President
                                               and Chief Executive Officer and
                                               Director
                                               (Principal Executive Officer)

                                            By: /s/ JAMES H. STROSAHL
                                               ---------------------------------
                                               James H. Strosahl, Chief
                                               Financial Officer
                                               (Principal Financial and
                                               Accounting Officer)

                                            By: /s/ JOHN S. MACMILLAN
                                               ---------------------------------
                                               John S. MacMillan,
                                               Chairman of the Board and
                                               Director

                                            By: /s/ WILLIAM L. BOUCHEE
                                               ---------------------------------
                                               William L. Bouchee, Director

                                            By: /s/ FRED J. FLANDERS
                                               ---------------------------------
                                               Fred J. Flanders, Director

                                            By: /s/ ALLEN J. FETSCHER
                                               ---------------------------------
                                               Allen J. Fetscher, Director

                                            By: /s/ JON W. HIPPLER
                                               ---------------------------------
                                               Jon W. Hippler, Director

                                            By: /s/ L. PETER LARSON
                                               ---------------------------------
                                               L. Peter Larson, Director

                                            By: /s/ F. CHARLES MERCORD
                                               ---------------------------------
                                               F. Charles Mercord, Director

                                            By: /s/ EVERIT A. SLITER
                                               ---------------------------------
                                               Everit A. Sliter, Director

                                            By: /s/ HAROLD A. TUTVEDT
                                               ---------------------------------
                                               Harold A. Tutvedt, Director

                                  EXHIBIT INDEX


Exhibit No.    Description of Exhibit
-----------    ----------------------
1.1            Form of Underwriting Agreement

4.1            Form of Indenture

4.2            Form of Junior Subordinated Debenture (included as an exhibit to
               Exhibit 4.1)

4.3            Certificate of Trust

4.4            Trust Agreement

4.5            Form of Amended and Restated Trust Agreement

4.6 Form of Preferred Securities Certificate (included as an Exhibit to Exhibit 4.5)

4.7            Form of Preferred Securities Guarantee Agreement

4.8 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5)

5.1*           Opinion of Graham & Dunn PC as to the legality of securities

5.2 Opinion of Richards, Layton & Finger, P.A. as to legality of trust

8.1* Opinion of Graham & Dunn PC as to certain federal income tax matters

12.1 Statement regarding computation of ratio of earnings to fixed charges

23.1*          Consent of Graham & Dunn PC (contained in its opinion filed as
               Exhibit 5.1)

23.2* Consent of Graham & Dunn PC as to its tax opinion (contained in its opinion filed as Exhibit 8.1)

23.3 Consent of Richards, Layton & Finger, P.A. (contained in its opinion filed as Exhibit 5.2)

23.4           Consent of KPMG LLP, as Glacier's independent accountants

23.5           Consent of KPMG LLP, as WesterFed's independent accountants

23.6 Consent of PricewaterhouseCoopers LLP, as Mountain West's independent accountants

24.1           Powers of Attorney (included as part of signature pages)

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture

25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Trust Agreement

25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee Agreement

------------
* To be filed by amendment.